UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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HSN, INC.

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April 10, 2017
Dear Fellow Shareholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of HSN, Inc., which will be held on Wednesday, May 24, 2017, at 10:00 a.m., Eastern Daylight Time, at the HSN, Inc. corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the meeting, we will be (i) electing our directors; (ii) ratifying the appointment of our auditors; (iii) approving, on an advisory basis, the compensation paid to our named executive officers; (iv) approving, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers; (v) approving the 2017 Omnibus Incentive Plan; and (vi) transacting any other business that properly comes before the meeting.
We hope that you will attend the meeting. Whether or not you plan to attend the meeting, please take the time to vote your shares. Your vote is very important, regardless of the number of shares you own. The attached Notice of Annual Meeting provides instructions on how to vote online, by mail or by telephone. We encourage you to take advantage of voting on the internet because it is a convenient and less expensive way for us to tabulate your vote.
Thank you for your continued support of HSN, Inc.

Sincerely,

Mindy Grossman
Chief Executive Officer

HSN, INC.
1 HSN Drive
St. Petersburg, Florida 33729
NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
Notice is hereby given that the Annual Meeting of Shareholders of HSN, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 24, 2017 at 10:00 a.m., Eastern Daylight Time, at the Company’s corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the Annual Meeting, shareholders will be asked to:

1.	Elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding Annual Meeting of Shareholders;
2.	Ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2017;
3.	Approve, on an advisory basis, the compensation paid to our named executive officers;
4.	Approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers;
5.	Approve the 2017 Omnibus Incentive Plan; and
6.	Transact such other business as may properly come before the meeting or any related adjournments or postponements.
Our Board of Directors has set March 27, 2017 as the record date for the Annual Meeting. This means that only holders of record of our common stock at the close of business on that date are entitled to receive notice of the meeting and to vote their shares at the meeting or any related adjournments or postponements.
Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Shareholders. On or about April 10, 2017, we are mailing to many of our shareholders a notice of availability of the proxy materials over the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. Shareholders who do not receive such a notice of availability and shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

By Order of the Board of Directors,

Gregory J. Henchel
Secretary
April 10, 2017
St. Petersburg, Florida

PROXY STATEMENT

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PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?

A:
HSN, Inc., or HSNi or the Company, is providing these proxy materials to you in connection with the solicitation of proxies by HSNi’s Board of Directors for use at HSNi’s 2017 Annual Meeting of Shareholders, or the Annual Meeting. The Annual Meeting will take place at our corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729, on May 24, 2017. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why are our shareholders being asked to review materials online?

A:
We use the internet to furnish proxy materials to many of our shareholders, rather than mailing printed copies of those materials to each shareholder. Furnishing proxy materials by email is faster, saves HSNi the cost of printing and mailing documents to you and reduces the impact of HSNi’s Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I get electronic access to the proxy materials?

A:
On or about April 10, 2017, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to our shareholders (other than those who previously requested printed copies or electronic delivery of our proxy materials). If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the internet as well as how to instruct HSNi to send future proxy materials to you by email. If you received a Notice by mail but would rather receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

The proxy materials are also available on HSNi’s investor relations website at www.hsni.com.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2016 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2016, is also provided with the proxy statement.

Q:	What does it mean if I received more than one proxy or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to ensure that all of your shares are voted.

Q:	What matters will HSNi shareholders vote on at the Annual Meeting?

A:	There are five proposals to be considered and voted on at the meeting. The proposals to be voted on are as follows:
Proposal 1—to elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding Annual Meeting or until such director’s successor shall have been duly elected and qualified;
Proposal 2—to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the year ending December 31, 2017;
Proposal 3 -- Approve, on an advisory basis, the compensation paid to our named executive officers;
Proposal 4 -- Approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers; and
Proposal 5 -- Approve the 2017 Omnibus Incentive Plan.
We will also consider other business as may properly come before the meeting and any related adjournments or postponements.
For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement.

Q:	What are the Board’s voting recommendations?
A:

Proposals to be Voted On	Board Recommendation	See Page
PROPOSAL 1: Election of ten nominees to the Board of Directors	FOR	5
PROPOSAL 2: Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm	FOR	9
PROPOSAL 3: To approve, on an advisory basis, the compensation paid to our named executive officers	FOR	44
PROPOSAL 4: To recommend that future advisory votes on compensation paid our named executive officers be held on a triennial basis	Three Years	45
PROPOSAL 5: To approve the 2017 Omnibus Incentive Plan	FOR	46
Q:    Who is entitled to vote at the Annual Meeting?

A:
Each share of our common stock outstanding as of the close of business on March 27, 2017, the record date, is entitled to one vote at the Annual Meeting. As of the close of business on the record date, there were 52,368,322 shares of our common stock outstanding and entitled to vote.

Q:	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A:	If your shares are registered in your name, you are a shareholder of record with respect to those shares. As a shareholder of record, you have the right to vote those shares.
If your shares are held in the name of your broker, bank or other nominee, these shares are held in "street name." As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Please return your voting instruction card to your broker, bank, or other nominees. Since you are not the shareholder of record, you must request and receive a legal proxy from your broker, bank or other holder of record in order to vote these shares in person at the Annual Meeting.

Q:	How do proxies work?

A:
The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You may vote for, against or abstain from voting on proposals 2, 3 and 5. You may also vote for (i) an annual vote, (ii) a vote every two years, (iii) a vote every three years or (iv) to abstain from voting on Proposal 4. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of management’s proposal 2, 3 and 5 and for triennial votes on proposal 4.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me? What is a broker non-vote?

A:
If you hold your shares in street name and you do not provide voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. Your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”

Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), your broker only has discretionary voting authority to vote your shares on the ratification of Ernst & Young LLP. Your broker does not have discretionary authority to vote on the other proposals, in which case a broker non-vote will occur and your shares will not be voted on these matters if you do not provide voting instructions.

Q:	What are the quorum requirements for the meeting?

A:
The presence of holders having a majority of the outstanding shares constitutes a quorum. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:
In an uncontested election of directors, such as this election, directors are elected by a plurality of the votes cast at a meeting where a quorum is present. This means that the director candidates that receive the most votes will be elected to fill the available seats on our Board of Directors. The proposals to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm, Proposal 2 and to approve the  2017 Omnibus Incentive Plan, Proposal 5, each require the affirmative vote of a majority of the votes cast affirmatively or negatively.  The proposal to approve the compensation paid to our named executive officers, Proposal 3, is advisory and the vote is non-binding, however the Board of Directors and the Compensation and Human Resources Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The proposal to approve, the frequency of future advisory votes on the compensation paid to our named executive officers is also advisory; however, the Board will consider any frequency that gets a plurality of the votes cast.

Q:	What do I need to do now to vote at the meeting?

A:	Shareholders of record may vote their shares in any of four ways:

•
Submit a Proxy by Internet: The website for internet proxy voting is on your proxy card. Internet proxy voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 23, 2017;

•
Submit a Proxy by Telephone: Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 23, 2017;

•	Submit a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided; or

•
Voting in Person: If you were registered as a shareholder on our books on March 27, 2017 or if you have a letter from your broker granting you a proxy and identifying you as a beneficial owner of our shares as of that date, you may vote in person by attending the Annual Meeting.

If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are also located on the proxy card enclosed with your proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker. Even if you plan to attend the Annual Meeting, we encourage you to vote by proxy.

Q:	What happens if I abstain?

A:	Abstentions are counted as present at the meeting for purposes of determining whether there is a quorum but are not counted as votes cast.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the meeting by:

•	delivering to Computershare, Inc., or Computershare, a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the internet; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).
You should send any written notice or a new proxy card to HSN, Inc. c/o Computershare, at P.O. Box 30170, College Station, TX 77842, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling Computershare, Shareholder Services at 1-800-522-6645 (toll-free).

Q:	Will anyone contact me regarding this vote?

A:
You may be contacted by a representative of Georgeson LLC as we have retained them to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person, but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?

A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement will be borne by HSNi.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:
Eligible shareholders may submit proposals for consideration at future annual shareholder meetings. In order for a Shareholder proposal to be considered for inclusion in the proxy materials for our 2018 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary no later than 5:00 p.m., Eastern Time, on December 11, 2017 and must comply with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act.

Eligible shareholders who intend to present a proposal at the 2018 Annual Meeting of shareholders without inclusion of the proposal in the proxy materials must provide notice no earlier than January 25, 2018 and no later than 5:00 p.m., Eastern Time, February 24, 2018 and must comply with the provisions of our By-Laws. We advise you to review our By-Laws, which contain these and other requirements with respect to advance notice of shareholder proposals and director nominations, including certain information that must be included concerning the shareholder making the proposal, each nominee and the proposal itself. Our By-Laws were filed as an exhibit to our Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, on February 14, 2014. Our public filings can be viewed by visiting our investor relations website at http://www.hsni.com/. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at our principal executive office at 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department.

PROPOSAL 1—ELECTION OF DIRECTORS
Proposal and Required Vote
Proposal 1 is the election of ten nominees to the Board of Directors. In accordance with our By-Laws, the Board has fixed the number of directors constituting the entire Board of Directors at ten. The Governance and Nominating Committee, or Governance Committee, has evaluated individual board members, the committees and the Board of Directors as a whole. The evaluation sought to ascertain, among other things, whether the Board and its committees were functioning effectively and whether the directors had the necessary skills, background and experiences to meet the Company’s evolving needs. Based on this evaluation, the Governance Committee has recommended that the directors described below be nominated for election. If elected, each will hold office until the next succeeding Annual Meeting of Shareholders or until such director’s successor has been duly elected and qualified. Information concerning all director nominees appears below.
Each of the nominees has consented to being named as a nominee and has indicated his or her intention to serve, if elected. If any nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.
Our directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote. In accordance with our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly offer his or her resignation to the Board. The Governance Committee shall consider the resignation offer and make a recommendation to the Board. In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall determine what is in the best interests of the Company and its shareholders. Following the Board’s decision, we will promptly disclose publicly such decision, together with a description of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from shareholders will be voted FOR the election of the director nominees identified below.
The Board of Directors unanimously recommends that shareholders vote FOR the election of each of its nominees for director named below.
Information Regarding Director Nominees
The information provided below about each nominee is as of the date of this proxy statement. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the names of all other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. The information also includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Governance Committee to conclude that he or she should serve as a director of the Company for the ensuing term.
Courtnee Chun, 42, has served as a member of the Board of Directors since May 2013. Ms. Chun is Senior Vice President of Investor Relations for Liberty Interactive Corporation ("Liberty") and, Liberty Media Corporation. Prior to joining Liberty Media in 2008, Ms. Chun held executive level positions at Level 3 and New Global Telecom, or NGT, where she served as Chief Financial Officer. Prior to NGT, Ms. Chun received extensive transaction experience in mergers and acquisitions and the financial markets at FirstWorld Communications and at J.P. Morgan. Ms. Chun currently serves on the board of advisors for ACE Scholarships Colorado. Ms. Chun was nominated as a director of HSNi by Liberty Interactive Corporation. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”
Ms. Chun’s broad based experience in a number of industries including electronic retailing, technology, direct-to-consumer markets, telecommunications and media as well as deep expertise in investor and public relations makes her an asset to the Board and management as we continue to focus on utilizing technology, social networks and mobility to redefine shopping.
William Costello, 70, has served as a member of the Board of Directors since August 2008. Until his retirement in March 2007, Mr. Costello served in a number of executive positions with QVC, Inc. He joined QVC as its Chief Financial Officer in November 1989, became President of QVC International in July 2001 and Chief Operating Officer in May 2002. Prior to joining QVC, Mr. Costello served as Chief Financial Officer, then Chief Operating Officer and a member of the board of directors of Best Products, a catalog showroom retailer. Prior to joining Best Products, Mr. Costello was a partner at KPMG LLP. Mr. Costello was nominated as a director of HSNi by Liberty Interactive Corporation, our largest shareholder. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”

Mr. Costello’s executive positions with QVC have given him important insight into the area of electronic retailing and his experience with Best Products has given him valuable insight into the catalog business. Mr. Costello’s professional experiences as well as his financial acumen enable him to provide significant contributions to the Board of Directors, particularly in the areas of operations and finance. Mr. Costello’s professional experiences also enable him to qualify as an “audit committee financial expert” as defined by the SEC.
Fiona Dias, 51, has served as a member of the Board of Directors since July 2016. Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held this position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias currently serves on the board of directors of Advance Auto Parts, Inc., a specialty retailer, since September 2009 and Realogy Holdings Corp, a real estate brokerage company, since June 2013.  Ms. Dias previously served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.
Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns with the Company's multi-channel strategies. In addition, her experience developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. Her position as a director of other public companies, including membership on the compensation committees of Realogy Holdings and Advance Auto Parts, Inc. and past membership on the compensation committee of Choice Hotels, also enables her to share with the Board her experience with issues facing public companies.
James M. Follo, 57, has served as a member of the Board of Directors since August 2008. Since January 2014, Mr. Follo has served as Executive Vice President and Chief Financial Officer of The New York Times Company, a diversified media company that includes newspapers and internet businesses. From 2007 to 2014, Mr. Follo served as Senior Vice President and Chief Financial Officer. From July 1998 through March 2006, Mr. Follo served in various senior financial management positions at Martha Stewart Living Omnimedia, Inc., an integrated media and merchandising company, most recently as Chief Financial and Administrative Officer. Mr. Follo is a certified public accountant.
As the Chief Financial Officer of The New York Times, Mr. Follo’s responsibilities include all treasury, financial reporting, financial management, investor relations, taxes and internal audit oversight. Mr. Follo’s professional experiences enable him to qualify as an “audit committee financial expert” as defined by the SEC. Mr. Follo also has experience in such industries as print media, digital media, television, licensing and product design, catalog and e-commerce, all industries in which HSNi also operates. As a result of Mr. Follo’s extensive business and financial experience, he is able to provide valuable business, financial and risk management advice. Mr. Follo’s specific experiences and leadership skills make him a valuable asset to our Board.
Mindy Grossman, 59, has served as a member of our Board of Directors and Chief Executive Officer of HSNi since August 2008. Commencing in April 2006 and through August 2008, Ms. Grossman served as Chief Executive Officer of IAC Retailing, which consisted of HSN, Cornerstone Brands and two other IAC e-commerce businesses. Ms. Grossman joined IAC from Nike, Inc., the largest seller of athletic footwear and apparel in the world, where she served as Vice President and head of the company’s global apparel business from October 2000 to March 2006. From October 1995 to October 2000, Ms. Grossman was President and CEO at Polo Jeans Company, then a licensee of Polo Ralph Lauren Corporation, and from October 1994 to October 1995, Vice President of New Business Development at Polo Ralph Lauren Corporation, a global leader in the design, marketing and distribution of premium lifestyle products. From September 1991 to October 1994, Ms. Grossman was President of the Chaps Ralph Lauren division of Warnaco’s Menswear and Executive Vice President of Warnaco Menswear division. From June 1987 to September 1991, Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger, a global apparel and retail company. Ms. Grossman serves as Vice Chairman for the U.S. Fund for UNICEF and as Chairman for the National Retail Federation (NRF). She also served as the Chairman of the NRF Foundation and is a member of the Board of Directors of Bloomin’ Brands. In 2014, Ms. Grossman was recognized as one of Fast Company’s Most Creative People in Business and Fortune’s Business Person of the Year. In 2013, Forbes magazine named Ms. Grossman one of the world’s 100 most powerful women.
Ms. Grossman is a 39-year veteran of the apparel and retail industries and is well-known for brand strategy and business development. She gained significant experience building businesses at Nike, Polo Jeans, Ralph Lauren and Tommy Hilfiger and, since becoming Chief Executive Officer, or CEO in 2006, has used this experience to help transform and relaunch HSN and to develop and expand the brand and product portfolio. Ms. Grossman brings to the Board extensive leadership, business and management experience, including specific experience in brand development. Ms. Grossman’s service as a director and CEO establishes a critical link between the Board and the senior leaders at HSNi, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.
Stephanie Kugelman, 69, has served as a member of our Board of Directors since August 2008. Ms. Kugelman currently serves as a principal of A.S.O., A Second Opinion, a brand consultancy firm that she founded in 2007 and since January 2015 as

Vice Chairman at Solera Capital, a private equity firm. Prior to that, for 36 years and until her retirement in 2007, Ms. Kugelman was employed by Young & Rubicam, a marketing and communications company specializing in advertising, public relations, direct marketing and brand identity consulting. During her tenure at Young & Rubicam, Ms. Kugelman served in increasingly senior roles, most recently as Vice Chairman and Chief Strategic Officer from June 2001 to March 2007 and as Chairman and Chief Executive Officer of Young & Rubicam’s New York office from May 1999 to May 2001. Ms. Kugelman continues to serve as a Vice Chairman Emeritus at Young & Rubicam. She is also a member of the board of directors and Nominating and Governance Committee of Whole Foods Market, Inc., the world’s largest retailer of natural and organic foods.
Ms. Kugelman has significant experience with research, strategy, branding and management through her many years with Young & Rubicam. Through her consulting firm, Ms. Kugelman also specializes in consulting on strategy and marketing. Ms. Kugelman brings significant insight on strategic matters such as brand development, management and marketing. Through her professional and personal experiences, Ms. Kugelman is able to identify with our core customers and provide tremendous insight into the buying trends of those core customers.
Arthur C. Martinez, 77, has served as the Chairman of the Board since August 2008. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears Roebuck and Co., positions he held since 1995. From 1992 to 1995, he was Chairman and Chief Executive Officer of the former Sears Merchandise Group, the fourth largest broadline retailer with approximately 3,900 retail stores. From 1990 to 1992, Mr. Martinez served as Vice Chairman and a director of Saks Fifth Avenue, a fashion retail organization. Mr. Martinez is Executive Chairman of Abercrombie & Fitch Co. Mr. Martinez also previously served on the board of directors of American International Group, Inc., Kate Spade and Company, International Flavors & Fragrances Inc. where he served as lead director, IAC/InterActiveCorp., or IAC and PepsiCo, Inc. In addition, Mr. Martinez serves as a Trustee of Greenwich Hospital, Northwestern University, Norton Museum of Art, the Chicago Symphony Orchestra and Maine Coast Heritage Trust.
Mr. Martinez’s significant experience working in the retail industry and advising and counseling members of senior management has made him a valuable resource to our executive officers. As a result of his significant professional experience in the retail environment, Mr. Martinez is very familiar with issues related to strategy, finance and operations faced by HSNi. Mr. Martinez’s service on the boards of several leading public companies enables him to provide critical corporate governance and compliance insights as well as ensure that our Board meetings are efficiently and effectively run.
Thomas J. McInerney, 52, has served as a member of the Board of Directors since August 2008. Mr. McInerney is currently a private investor. From January 2003 through March 2012, Mr. McInerney held positions of increasing responsibilities with IAC, a leading internet company. From January 2005 through March 2012, Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC and, from January 2003 through December 2005, Mr. McInerney served as Chief Executive Officer of the retailing division of IAC (which included HSN and Cornerstone). Beginning in May 1999 and through January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster and its predecessor company, Ticketmaster Online-Citysearch, Inc., a leading live entertainment ticketing and marketing company. Mr. McInerney also serves on the board of directors of Interval Leisure Group, Inc., Yahoo! Inc. and Match Group, Inc.
Mr. McInerney served as a senior executive officer of IAC for over eight years and he served as Chief Executive Officer of HSNi’s predecessor company for three years. As a result, Mr. McInerney has specific knowledge of our business model and operations. Mr. McInerney’s experience with technology companies enables him to provide valuable insight as we continue to expand our business model onto different platforms. The Board has been able to leverage Mr. McInerney’s significant knowledge of financial matters as well as specific knowledge of HSNi historical matters. Mr. McInerney’s experience with financial reporting, financial management and audit oversight enable him to qualify as an “audit committee financial expert” as defined by the SEC and makes him a valuable asset to our Audit Committee.
Matthew E. Rubel, 59, has served as a member of the Board of Directors since September 2013.  Mr. Rubel is currently an independent advisor and investor.  He served as President and Chief Executive Officer of Varsity Brands from February 2016 to February  2017.  From 2015 to 2016, Mr. Rubel also served as a Senior Advisor with Roark Capital Croup, a leading middle market private equity firm.  From 2011 to 2015, Mr. Rubel served as a Senior Advisor to TPG Capital.  Until 2011, Mr. Rubel was the Chairman, President and Chief Executive Officer of Collective Brands, a leading retailer and marketer of lifestyle, fashion and performance brands. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Mr. Rubel’s extensive merchandising and retailing background includes serving as Chairman, President and CEO of Cole Haan from 1999 to 2005. Prior to that, Mr. Rubel served as Executive Vice President of J. Crew Group and CEO of Popular Club Plan. Mr. Rubel has led a number of other top brands, including as President and Chief Executive Officer of Pepe Jeans, USA, as well as managing Revlon Inc.’s prestige cosmetic brands as President of the Specialty Store Division. Mr. Rubel also served as Executive Vice President of Murjani International Ltd., where he was in charge of the Tommy Hilfiger businesses.  Mr. Rubel is also a director and serves as Chairman of the Governance Committee for Hudson’s Bay Company. Mr. Rubel previously served as Chairman and a director at Collective Brands, Inc. Formerly, Mr. Rubel was a member of the board of directors of SUPERVALU Inc. and served as Chairman of its

Leadership Development and Compensation Committee. A White House appointee, Mr. Rubel serves on the United States Trade Representative (USTR) Advisory Committee for Trade Policy and Negotiations. Mr. Rubel is on the Board of the University of Miami Business School.
Mr. Rubel’s significant retail, business and finance experience makes him a valuable addition to our Board. In addition, Mr. Rubel’s professional experiences also enable him to qualify as an “audit committee financial expert” as defined by the SEC.
Ann Sarnoff, 55, has served as a member of the Board of Directors since December 2012. Since August 2015, Ms. Sarnoff has served as the President of BBC Worldwide North America, a media company that delivers high-quality, innovative and intelligent programming. Ms. Sarnoff is responsible for the company’s North American businesses. From 2010 through July 2015, she served as Chief Operating Officer of BBC Worldwide North America. She also sits on the board, the operating committee and the editorial committee of BBC America, a joint venture with AMC Networks. From 2006 until joining the BBC in 2010, Ms. Sarnoff was President of Dow Jones Ventures and Senior Vice President of Strategy for Dow Jones & Company, Inc. Previously, Ms. Sarnoff served for two years as Chief Operating Officer of the Women’s National Basketball Association and spent ten years at Viacom Inc. where she ultimately became Chief Operating Officer for VH1 and Country Music Television. Ms. Sarnoff is a member of the board of Georgetown University as well as the vice chair of the McDonough School of Business at Georgetown. She is the vice president of the board of The Women's Forum of New York and on the board of the Harvard Business School Women’s Association of New York. Ms. Sarnoff earned a Bachelor of Science degree from Georgetown University and a Masters in Business Administration from Harvard Business School. She has been named one of the Most Powerful Women in Cable by CableFAX Magazine.
Ms. Sarnoff’s expertise in developing and growing businesses and brands, in addition to her proven success as a highly accomplished leader, make her a valuable addition to our Board. With over 20 years of extensive business experience in television, digital media and entertainment, Ms. Sarnoff is able to provide valuable insight to management and the Board.
Assuming election of all nominees above, below is a list of persons who will constitute our Board of Directors following the Annual Meeting, including their committee assignments. Additional information regarding the roles and responsibilities of each of the different committees is provided in the section entitled “Corporate Governance.”

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Governance and Nominating Committee	Investment Committee
Courtnee Chun	—	—	—	—	—
William Costello*	X	—	—	—	X
Fiona Dias*	—	X	—	—	—
James M. Follo*	Chair	X	—	—	—
Mindy Grossman	—	—	X	—	—
Stephanie Kugelman*	—	X	—	—	—
Arthur C. Martinez*+	—	—	Chair	X	X
Thomas J. McInerney*	X	—	X	X	X
Matthew E. Rubel*	X	—	—	Chair	X
Ann Sarnoff*	—	Chair	—	X	—

*	Independent Director
+	Chairman of the Board

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
Proposal and Required Vote
Proposal 2 is to ratify the appointment of our independent registered certified public accounting firm. Our Audit Committee has reappointed Ernst & Young LLP, or "EY", as our independent registered certified public accounting firm for the fiscal year ending December 31, 2017. In determining whether to make the recommendation to reappoint EY, the Audit Committee took into consideration a number of factors, including, but not limited to:

•The quality of the Audit Committee’s ongoing discussions with EY;
•EY’s independence;
•Management’s perception of EY’s industry expertise and past performance;
•External data relating to audit quality and performance, including recent PCAOB reports on EY and its peer firms; and
•The appropriateness of fees charged.
EY has served as our independent registered certified public accounting firm since 2008. A representative of EY is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
Our By-Laws do not require that the shareholders ratify the appointment of EY; however, we are submitting the appointment of EY to the shareholders for ratification as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of HSNi and our shareholders.
The ratification of the appointment of EY as our independent registered certified public accounting firm for 2017 requires the affirmative vote of the majority of shares cast affirmatively or negatively.
The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2017.
Fees Paid to Our Independent Registered Certified Public Accounting Firm
The following table describes the fees for all professional services rendered by EY for the audit of our financial statements for 2015 and 2016 and for other services rendered by EY:

	2015	2016
Audit Fees (1)	$1,697,870	$1,767,342
Audit Related Fees	—	—
Tax Fees (2)	274,656	76,566
All Other Fees	—	—
Total Fees	$1,972,526	$1,843,908

(1)
Audit Fees represent fees associated with the annual audit of our consolidated financial statements and the effectiveness of internal control over financial reporting. Audit Fees also represent fees associated with the review of our interim consolidated financial statements included in our periodic reports and other services related to SEC reporting.

(2)	Tax Fees represent fees for corporate and subsidiary tax consulting and analysis.
Audit and Non-Audit Services Pre-Approval Policy
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation of and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee determines the scope of the independent auditor’s engagement and approves the fees and other compensation to be paid. On an annual basis, the Audit Committee reviews and discusses with the independent auditor all significant relationships the firm has with HSNi to determine the auditor’s independence.
The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, in accordance with guidelines established by the Audit Committee, performed by our independent registered certified public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chairman of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings. During the pre-approval process, the Audit Committee, or its delegee, considers the impact of the types of services and the related fees on the independence of EY. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered certified public accounting firm, including compliance with the SEC’s rules and regulations. Management reports quarterly to the Audit Committee on the services provided by the independent registered certified public accounting firm. All services performed by EY during fiscal years 2015 and 2016 were approved in accordance with this policy.

CORPORATE GOVERNANCE
Generally
Our Board of Directors is elected by the shareholders to oversee management in the conduct of HSNi’s business and to assure that the long-term interests of our shareholders are being served. The Board holds regularly scheduled meetings at least quarterly and as otherwise needed to consider corporate decisions requiring its attention and action. The Board has five standing committees: the Audit Committee, the Compensation and Human Resources Committee (also referred to as the Compensation Committee), the Governance and Nominating Committee (also referred to as the Governance Committee), the Investment Committee and the Executive Committee. With the exception of the Executive Committee, each of the committees operates under a written charter which may be found on our corporate website at www.hsni.com. The principal responsibilities of these committees are described below under “The Board of Directors and Committees.”
Code of Ethics and Corporate Governance Guidelines
The Board of Directors adopted a Code of Business Conduct and Ethics which is applicable to all employees of HSNi, including our named executive officers, or NEOs, and directors. The code reflects our commitment to the conduct of our business affairs in accordance with not only the requirements of the law but also standards for ethical conduct that will maintain and foster our reputation for honest and straightforward business dealings.
The Board also adopted Corporate Governance Guidelines to provide a flexible framework for the effective functioning of the Board of Directors. HSNi’s corporate governance practices are designed to align the interests of the Board and management with those of HSNi’s shareholders and to promote honesty and integrity throughout the Company. The guidelines address, among other things, the composition and functions of the Board of Directors, qualifications of Board and committee members, stock ownership guidelines for our directors and NEOs and the process for the selection of new directors.
HSNi is committed to good corporate governance, starting with the Board and extending to management and all employees. As a result, these documents are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.
These documents, as well as other documents relating to corporate governance at HSNi, are available in the corporate governance section of our website at www.hsni.com. You may also obtain copies of these materials, free of charge, by sending a written request to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, FL 33729, Attn: Corporate Secretary.
Director Qualifications
The Board seeks members from diverse personal and professional backgrounds who combine a broad spectrum of experience and expertise to facilitate Board deliberations that reflect a broad range of perspectives. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, we broadly construe diversity to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. We also expect our directors to stay informed about issues that are relevant to the Company.
The Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. The Governance Committee believes that each of our directors has the qualities and skills necessary to effectively serve the Board of Directors. In addition, each of our directors has certain specific experience, qualities, attributes and/or skills that make him or her uniquely qualified to serve as a director of HSNi.
Director Nominations Process
Directors may be nominated by the Board of Directors or by shareholders in accordance with our By-Laws. In order to fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee annually reviews the size and composition of the Board and its committees. In accordance with our Corporate Governance Guidelines, with respect to each nominee, the committee considers director qualifications (as described above), director independence, other directorships or significant activities, service on other boards and the results of the annual evaluations of the Board and its members.
The Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Governance

Committee will evaluate a candidate’s qualifications and review all proposed nominees, including those proposed by shareholders. The Governance Committee may also retain a third party to assist in the nomination process.
Eligible shareholders may nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an Annual Meeting of Shareholders, nomination by a shareholder must be made by written notice delivered to the Corporate Secretary not less than 45 days nor more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for our last Annual Meeting. An eligible shareholder’s notice to the Corporate Secretary must be in writing and be delivered to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attn: Corporate Secretary, and must include:

•	the name and address of the shareholder as they appear on our books;

•	the class, series, and number of securities that are owned by the shareholder;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has the right to vote any shares;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director, if so elected.
The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A shareholder’s compliance with these procedures will not require HSNi to include information regarding a proposed nominee in HSNi’s proxy solicitation materials.
Pursuant to an agreement with Liberty Interactive Corporation (formerly known as Liberty Media Corporation, or “Liberty”), our largest shareholder, so long as Liberty beneficially owns securities representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. See “Certain Relationships and Related Person Transactions—Relationship Between HSNi and Liberty.”
Director Independence
It is the Board’s policy that a majority of the members of the Board shall be directors who are independent. Under applicable listing standards, the Board must determine the independence of its directors in light of their relationships with HSNi and applicable listing standards. To determine independence, the Board uses the NASDAQ rules and reviews information obtained from director questionnaires, our records and publicly available information. Following these determinations, management monitors transactions, relationships and arrangements that the Board considered, as well as any new relationships, for developments that could affect the Board's determinations.
The Board, upon the recommendation of the Governance Committee, has determined that each of Messrs. Costello, Follo, Martinez, McInerney, Rubel and Mmes. Dias, Kugelman and Sarnoff are independent. This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.
Board Leadership Structure
Our Corporate Governance Guidelines do not require that we separate the roles of Chairman of the Board, or Chairman, and Chief Executive Officer, or CEO; however, we do currently separate these roles. The CEO is responsible for setting the strategic direction of HSNi and for the day-to-day operations of the Company. The Chairman is the Board’s principal liaison with management, with particular focus on corporate governance matters. Our Chairman maintains an effective working relationship with the CEO and senior management, provides ongoing guidance as to the Board’s needs, interests and opinions and sets the agenda for Board meetings and presides over such meetings. We believe the current structure provides strong leadership for our Board, while also positioning the CEO as the leader of the Company for our investors, employees and other stakeholders.
Shareholder Communications with the Board of Directors
Shareholders who wish to communicate with the Board of Directors or a particular director may send such communication to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director

Communication.” All such letters must identify the author as a shareholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s). The Corporate Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit, internal controls, or similar issues that is not addressed to a specific Director, will be forwarded to the Chairman of the Audit Committee.
The Board of Directors and Committees
The Board
HSNi’s business is conducted by its employees, under the direction of the CEO and with oversight by the Board of Directors. Board members are elected by the shareholders to oversee management and to assure that the interests of the shareholders are being served. Both the Board and management recognize that the interests of the shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, customers, vendors, suppliers, government officials and the public at large. The Board believes the primary responsibilities of directors are to exercise their business judgment in good faith and to act in a manner they reasonably believe to be in the best interests of the Company and its shareholders. Directors must fulfill their responsibilities consistent with their fiduciary duties to shareholders and in compliance with all applicable rules and regulations.
In 2016, the Board met six times. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which the director served. HSNi has no policy with respect to director attendance at Annual Meetings; however, Board members have historically attended the Annual Meetings of Shareholders in person. Last year, all directors attended the Annual Meeting of Shareholders.
Audit Committee
The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements and internal control over financial reporting. The committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered certified public accounting firm, (4) the performance of our internal audit function and independent registered certified public accounting firm, and (5) our compliance with legal and regulatory requirements. The committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm.
The Audit Committee is responsible for oversight over the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the Company’s formal written policy. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters.
The Audit Committee must consist of no fewer than three members, all of whom must be independent in accordance with applicable listing standards and at least one member must be a “financial expert” as defined under SEC rules. In 2016, the Audit Committee consisted of Messrs. Costello, Follo, McInerney, Morse (through May 18, 2016) and Rubel, with Mr. Morse serving as Chairman of the committee through May 18, 2016. After that date, Mr. Follo served as Chairman. Each of the Audit Committee members is considered “independent” as defined in the NASDAQ rules and SEC rules and regulations applicable to audit committees. The Board of Directors determined that Messrs. Costello, Follo, McInerney, Morse and Rubel are all “audit committee financial experts,” as such term is defined in applicable SEC rules. In 2016, the Audit Committee met eight times.
Compensation and Human Resources Committee
The Compensation and Human Resources Committee, or the Compensation Committee, exercises the powers of the Board of Directors pertaining to compensation and benefits, including incentive/bonus plans, stock compensation plans, retirement programs, insurance plans and salary matters relating to the compensation of the CEO and other executive officers. The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement.
The Compensation Committee must consist of no fewer than two members, all of whom must be independent in accordance with applicable listing standards. All members must qualify as “outside” directors within the meaning of Section 162(m) of the IRS Code and as “non-employee” directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, or the

Exchange Act. In 2016, the Compensation Committee consisted of Mmes. Dias (beginning on July 7, 2016), Kugelman and Sarnoff and Messrs. Follo and Morse (through May 18, 2016), with Mr. Follo serving as Chairman of the committee through May 18, 2016. After that date, Ms. Sarnoff served as Chairman. Each of the Compensation Committee members is considered “independent” as defined in the NASDAQ rules and qualifies as an “outside” director within the meaning of Section 162(m) of the IRS Code and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. In 2016, the Compensation Committee met six times.
Governance and Nominating Committee
The Governance and Nominating Committee, or the Governance Committee, oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and makes recommendations to the Board with respect to director nominees and the membership of the Board committees.
The Governance Committee also reviews and recommends to the Board compensation and benefits for non-employee directors. The committee annually evaluates our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The committee also reviews and assesses the channels through which the Board receives information and the quality and timeliness of that information.
Although the NASDAQ rules do not require that listed companies have a nominating/governance committee, they do require that all director nominees be selected or recommended for the board of directors’ selection either by a majority of independent directors or by a nominating committee composed solely of independent directors. As a result, our Governance Committee is comprised solely of independent directors. In 2016, the Governance Committee consisted of Messrs. Martinez, McInerney and Rubel and Ms. Sarnoff, with Mr. Martinez serving as Chairman of the committee through May 18, 2016. After that date Mr. Rubel served as Chairman. Each of the Governance Committee members is considered “independent” as defined in the NASDAQ rules. In 2016, the Governance Committee met three times.
Investment Committee
The Investment Committee’s purpose is to assist the Board in evaluating (1) strategic opportunities and alternatives available to the Company in order to create shareholder value, including potential mergers, acquisitions, investments, divestitures and other strategic investments or commitments and (2) various capital structure strategies and alternatives outside the ordinary course of the Company’s business.
The Investment Committee is to be comprised of no more than four members of the Board, each of whom shall satisfy the independence requirements of NASDAQ Rules. The Board may designate a Chairman of the Committee. In the absence of such designation, the Committee may designate the Chairman by majority vote of the Committee. During 2016, the Committee consisted of Messrs. Costello, Martinez, McInerney and Rubel. In 2016, the Investment Committee did not meet.
Executive Committee
The Executive Committee has all power and authority of our Board of Directors, except those powers specifically reserved to our Board of Directors by Delaware law or our organizational documents. The Executive Committee serves primarily as a means for addressing issues that may arise and require Board approval between regularly scheduled Board meetings.
In 2016, the Executive Committee consisted of Ms. Grossman and Messrs. Martinez and McInerney. During 2016, the committee did not meet.
Other Committees
In addition to its standing committees, the Board of Directors may from time-to-time establish other committees consisting of one or more of its directors.
The Board’s Role in Risk Oversight
The Board of Directors is actively involved in the oversight of risks that could affect HSNi. This oversight is conducted in several different ways. The Board has allocated some areas of focus to its committees and has retained some areas of focus for itself. The Board has primary responsibility for overall enterprise risk management as well as oversight of the Company’s strategic, operational, legal and regulatory and reputational risks. Key enterprise risks are identified by management. Board meetings regularly include discussions, led by the Chief Executive Officer and Chief Financial Officer, that describe the most significant issues, including risks, affecting HSNi. In addition, management’s plans to mitigate, manage and monitor these risks are periodically presented to the Board, as are regular reports on the status of these efforts.
Our Audit Committee has primary responsibility for HSNi’s major financial risks and the steps management has taken to monitor and control such risks. The Compensation Committee is responsible for risks related to compensation matters and for periodically reviewing incentive compensation arrangements to confirm that the design of such pay does not encourage unnecessary or excessive risk taking. The Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes.
Ultimately, though, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks.

Review and Approval of Related-Person Transactions
Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between HSNi (or any of its subsidiaries) and any “related person” of HSNi must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of HSNi to include any HSNi director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.
In 2008, our Board adopted a written Policy for the Review and Approval of Related-Person Transactions. The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed in which:

•	HSNi (or any of its subsidiaries) was or is to be a participant;

•	the amount involved exceeds $120,000; and

•
the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any other transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).
In considering potential related-person transactions, the Audit Committee looks not only to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of HSNi and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on HSNi, the related person or any HSNi partner;

•	whether the transaction can be effectively managed by HSNi despite the related person’s interest in it;

•	the purpose, and the potential benefits to HSNi, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.
Succession Planning
The Board recognizes the importance of effective executive leadership to HSNi’s success and views succession planning, for the CEO as well as certain other key executive officers, as one of its primary responsibilities. Pursuant to our Corporate Governance Guidelines, the full Board has primary responsibility for developing succession plans for the CEO and key executive officers.
We regularly review succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO and details on these succession plans, including potential successors for members of our executive team (including the CEO), are discussed with the Board. In addition, the Board periodically reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors, and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Director Compensation
General
The Governance Committee has primary responsibility for establishing director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain highly qualified non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our shareholders. When considering non-employee director compensation arrangements, the Governance Committee considers information provided by management and outside consultants regarding various types and amounts of non-employee director compensation arrangements and practices of selected peer companies.
In order to align the interests of our directors with those of our shareholders, a significant portion of the director fees are paid in the form of equity. Each non-employee director (other than our Chairman of the Board who received $350,000 in equity) received an equity award, with a dollar value of $100,000 upon his or her initial election to the Board of Directors.
For 2016, non-employee directors (other than the Chairman of the Board) received an equity retainer of $110,000 at our Annual Meeting of Shareholders. The equity retainer was paid in deferred stock units, or DSUs, or restricted stock units, or RSUs, at the director's election.  The RSUs and DSUs vest on the earlier of (i) the first anniversary of the Award Date, or (ii) the date of the Company’s next annual meeting of its shareholders which is approximately one year after the Award Date.  The DSUs are payable in actual HSNi shares six months following termination of Board service and the RSUs are paid in actual HSNi shares after vesting. In addition, each non-employee member of our Board received an annual cash retainer in the amount of $65,000, which is payable quarterly. Each member of the Audit Committee and Compensation Committee (including their respective chairs) received an additional annual cash retainer in the amount of $15,000. Each member of the Governance Committee received an additional annual cash retainer in the amount of $10,000. No additional compensation was paid for service on the Executive Committee or the Investment Committee. The chair of each of the Audit Committee and Compensation Committee receives an additional cash retainer in the amount of $20,000 and the chair of the Governance Committee receives an additional cash retainer in the amount of $15,000.
HSNi does not compensate employees for service on the Board.
Mr. Martinez serves as Chairman of the Board. For his services as Chairman, Mr. Martinez is paid an annual cash retainer of $250,000 and an annual equity grant with a dollar value of $250,000. Mr. Martinez does not receive any additional compensation for his committee service.
Deferred Compensation Plan for Non-Employee Directors
Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and committee cash compensation. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on the common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to serve as such, he or she will receive (i) with respect to share units, such number of shares of our common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or in up to five annual installments, as previously elected by the eligible director at the time of the related deferral election.

2016 Director Compensation
The following table sets forth information for the fiscal year ended December 31, 2016 regarding compensation of our non-employees directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	Total
Courtnee Chun	$65,000	$110,000	$175,000
William Costello	80,000	110,000	190,000
Fiona Dias (4)	38,696	100,000	138,696
James M. Follo	115,000	110,000	225,000
Stephanie Kugelman	80,000	110,000	190,000
Arthur C. Martinez	250,000	250,000	500,000
Thomas J. McInerney	90,000	110,000	200,000
John B. (Jay) Morse, Jr. (5)	43,915	—	43,915
Matthew E. Rubel	99,313	110,000	209,313
Ann Sarnoff	102,418	110,000	212,418

(1)	Includes fees with respect to which directors elected to defer into our Deferred Compensation Plan for Non-Employee Directors.

(2)
These amounts reflect the aggregate grant date fair value of the DSUs or RSUs granted to the directors in 2016 computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 24, 2017.

(3)	For the year ended December 31, 2016, the non-employee directors described below were granted the aggregate number of DSUs or RSUs:

Name	DSUs or RSUs Earned as Director Compensation (a)
Courtnee Chun	2,338
William Costello	2,338
Fiona Dias	2,048
James M. Follo	2,338
Stephanie Kugelman	2,338
Arthur C. Martinez	5,314
Thomas J. McInerney	2,338
Matthew E. Rubel	2,338
Ann Sarnoff	2,338

(a)
Includes the impact of dividends credited on the DSUs or RSUs through December 31, 2016 which were credited to the directors’ accounts as additional DSUs or RSUs, which are subject to the same vesting restrictions as the underlying securities.

(4)	Fiona Dias joined the Board on July 7, 2016.

(5)	John B. Morse, Jr. retired from the Board on May 18, 2016

Report of the Audit Committee
Management is responsible for our internal controls and financial reporting process. Management is also responsible for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles and applicable rules and regulations. Ernst & Young LLP, or EY, HSNi’s independent registered certified public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and an independent audit of our internal control over financial reporting and issuing reports thereon.
The Audit Committee serves as the representative of the Board of Directors and is responsible for general oversight of HSNi’s financial accounting and reporting, systems of internal control over financial reporting and audit processes. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of our financial statements; (2) the effectiveness of HSNi’s internal control over financial reporting, (3) the qualifications and independence of HSNi’s independent registered certified public accounting firm, (4) the performance of HSNi’s internal audit department and independent registered certified public accounting firm; and (5) compliance by HSNi with legal and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered certified public accounting firm.
In this context, the Audit Committee met eight times in 2016 and two times in 2017 to date and has:

•
reappointed EY (subject to ratification by shareholders), discussed with EY the overall scope and plans for the independent audit and pre-approved all audit and non-audit services to be performed by EY;

•
reviewed and discussed with management and EY the audited consolidated financial statements of HSNi for the fiscal year ended December 31, 2016 as well as HSNi’s quarterly financial statements and interim financial information contained in each quarterly earnings announcement prior to public release;

•
discussed with EY the matters required to be discussed in accordance with the PCAOB’s Auditing Standard No. 16, Communications with Audit Committees, and received all written disclosures, including the letter from EY required pursuant to Rule 3526 of the PCOAB “Communication with Audit Committees Concerning Independence;”

•
discussed with EY its independence from HSNi and HSNi’s management as well as considered whether the non-audit services provided by EY could impair its independence and concluded that such services would not;

•
reviewed and discussed with management and EY HSNi’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, together with the results of management’s assessment of the effectiveness of HSNi’s internal control over financial reporting and EY’s audit of internal control over financial reporting; and

•
regularly met separately with EY, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting process and controls, and the overall quality of our financial reporting.

In addition, among other things, the Audit Committee (1) reviewed all related party transactions in accordance with HSNi’s formal written policy; (2) reviewed compliance with the procedures established by HSNi for the receipt, retention and treatment of complaints received by HSNi regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters; (3) regularly discussed HSNi’s legal and regulatory environment, including specific legal and regulatory challenges; and (4) discussed with management HSNi’s major financial risks and the steps management has taken and will take to monitor and control such exposures.

EY has served as the Company’s independent registered certified public accounting firm since its spin-off in 2008. In determining whether to make the recommendation to reappoint EY, the Committee took into consideration a number of factors, including, but not limited to:

•	The quality of the Audit Committee’s ongoing discussions with EY;

•	EY’s independence;

•	Management’s perception of EY’s industry expertise and past performance;

•	External data relating to audit quality and performance, including recent PCAOB reports on EY and its peer firms; and

•	The appropriateness of fees charged.
Based on its review and the meetings, discussions and reports described above, and subject to the limitations of its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for HSN, Inc. for the fiscal year ended December 31, 2016 be included in our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC. The Annual Report on Form 10-K was filed with the SEC on February 24, 2017.

Members of the Audit Committee
James M. Follo (Chairman)
William Costello
Thomas J. McInerney
Matthew E. Rubel

Compensation Committee Interlocks Insider Participation
None of the members of the Compensation Committee is, or was during the last completed fiscal year, an employee or officer of HSNi or a former employee of HSNi, nor did any of them have any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or the Compensation Committee.

MANAGEMENT
Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 27, 2017.

Name	Age	Position(s)
Mindy Grossman	59	Chief Executive Officer and Director
Judy A. Schmeling	57	Chief Operating Officer, HSNi and President, Cornerstone Brands, Inc.
William C. Brand	51	President, HSN and Chief Marketing Officer, HSNi
Rod R. Little	47	Chief Financial Officer
Gregory J. Henchel	49	Chief Legal Officer and Secretary
Maria D. Martinez	49	Chief Human Resources Officer

Mindy Grossman’s biography is set forth under the heading “Proposal 1—Election of Directors.”

Judy A. Schmeling has served as President of Cornerstone Brands, Inc. since August 2016 and Chief Operating Officer of HSNi since May 2013.  Ms. Schmeling served as Chief Financial Officer of HSNi from August 2008 through December 2016. Ms. Schmeling has also held positions of increasing responsibility with HSN, one of HSNi’s two operating segments, since joining the Company in September 1994. From February 2002 through August 2008, she served as Executive Vice President and Chief Financial Officer of HSN, when it was IAC Retailing. From November 1999 to February 2002, Ms. Schmeling served as Senior Vice President, Finance; from January 2001 to February 2002, served as Chief Operating Officer of HSN’s international operations, and from January 1998 to November 1999, as Vice President, Strategic Planning and Analysis. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm, where she held various positions of increasing responsibility from 1982 to 1986. Ms. Schmeling also serves on the Board of Directors and as a member of the Audit Committee of Constellation Brands, Inc., a premium wine, beer and spirits company.

William C. Brand has served as President of HSN and Chief Marketing Officer of HSNi since March 2013. Prior to that, since joining the Company in 2006, Mr. Brand has held positions of increasing responsibility with HSN, one of HSNi's two operating segments. Most recently, Mr. Brand served as Executive Vice President of Programming, Marketing and Business Development for HSN. Prior to joining HSN, from 2001 to 2006, Mr. Brand served as Senior Vice President of Reality Programming for Lifetime.   Previously, Mr. Brand was Vice President of Programming and Production at VH1 for five years. Mr. Brand is on the Board of Directors for Habitat for Humanity International, the Moffitt Cancer Center Foundation and the National Retail Federation Foundation.

Rod R. Little has served as Chief Financial Officer of HSNi since January 2017. Mr. Little previously served as Executive Vice President and Chief Financial Officer of Elizabeth Arden, Inc. from April 2014 to November 2016. Prior to joining Elizabeth Arden, Mr. Little spent 17 years with Procter & Gamble where he held numerous positions of increasing responsibility in Procter & Gamble’s divisional and corporate finance organization, ultimately serving as the chief finance officer of their global salon professional division from 2009 until 2014. Mr. Little also served for five years in the United States Air Force prior to joining Procter & Gamble in 1997.

Gregory J. Henchel has served as Chief Legal Officer and Secretary of HSNi since February 2010. Prior to joining HSNi, Mr. Henchel was Senior Vice President and General Counsel of Tween Brands, Inc., a specialty retailer, from October 2005 to February 2010 and served as the company’s Secretary from August 2008 to February 2010. From May 1998 to October 2005, Mr. Henchel held positions of increasing responsibility with Cardinal Health, Inc., a global medical device, pharmaceutical and healthcare technology company. From 2001 to 2005, Mr. Henchel served as Assistant General Counsel of Cardinal Health and from 1998 to 2001, Mr. Henchel served as Senior Litigation Counsel. Prior to his service at Cardinal Health, Mr. Henchel was an associate with the law firm of Jones Day from September 1993 to May 1998. Mr. Henchel also served on the Board of Directors of the Electronic Retailing Association from 2010 to 2013.

Maria D. Martinez has served as Chief Human Resources Officer of HSNi since June 2014. In February 2015, Ms. Martinez was elected as an executive officer of the Company.  From July 2010 to June 2014, Ms. Martinez was the Senior Vice President overseeing the talent management function for HSN and human resources and talent development for the Cornerstone brands. She has held positions of increasing responsibility with the Company since initially joining the Company in 1995.  Prior to re-joining the Company in 2010, Ms. Martinez served as the Vice President, Human Resources for the Laser Spine Institute from September 2008 to June 2010 where she established the company’s human resources function and supported the expansion of the organization’s business to multiple sites. She has also held senior-level positions in human resources for Bausch & Lomb from April 2007 to September 2008 and Darden Restaurants from July 2005 to April 2007.  Ms. Martinez serves as President of the Board of Girls Inc. of Pinellas and was recently appointed to the Board of Directors for Good360. She has also served as a mentor through the USF Corporate Mentor Program and volunteers at Metropolitan Ministries in Tampa. In 2015, Ms. Martinez received the distinguished honor of being named by Cablefax Magazine as one of the Most Influential Minorities in Cable.

There is no family relationship between any of the directors or executive officers of HSNi.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the material components of our executive compensation program as it relates to our named executive officers, or NEOs. Our NEOs, as determined as of December 31, 2016 under applicable SEC rules, are listed below.

Name	Positions
Mindy Grossman	Chief Executive Officer
Judy A. Schmeling	President, Cornerstone Brands, Chief Operating Officer and Chief Financial Officer, HSNi
William C. Brand	President, HSN and Chief Marketing Officer, HSNi
Gregory J. Henchel	Chief Legal Officer and Secretary
Maria D. Martinez	Chief Human Resources Officer
Jeffrey C. Kuster	Former President, Cornerstone Brands, Inc.
Executive Summary

•	The Compensation Committee consists solely of independent directors.

•
The Company has a pay for performance philosophy with nearly three quarters of the CEO’s target compensation being performance based and over half of the target compensation being performance based for the other NEOs.

•	Annual incentive compensation is structured so that payouts are tied to the achievement of financial targets and required year over year growth in adjusted EBITDA for a payout in 2016.

•
The Company’s NEOs are aligned with long-term shareholder interests through the granting of a substantial portion of compensation in equity with multi-year vesting combined with stock ownership guidelines.

•	Each year, the Compensation Committee approves the compensation for the Company’s executive officers.

•
The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., is retained directly by the Committee and only performs services in support of the Committee or the Board.

•	The Compensation Committee considers shareholder feedback in designing executive compensation.

•
The Compensation Committee has reviewed the Company’s executive compensation program and does not believe that it creates risks that are reasonably likely to have a material adverse effect on the Company.

•	The Company prohibits hedging of the Company's securities by executive officers.

•	Equity and performance-based cash awards to executives are made under the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, or the 2008 Plan, which:

•	prohibits the repricing of any stock option or SAR without shareholder approval; however, the 2008 Plan does require adjustments under certain circumstances as defined in the 2008 Plan; and

•
does not contain an “evergreen” share reserve, meaning that the shares of stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.

Alignment of Performance and Compensation
Our compensation programs are designed to, among other things, align compensation with our business objectives and performance. The Compensation Committee sets the applicable performance goals for our short-term and long-term incentive programs at the beginning of the fiscal year using challenging but realizable targets. These targets are based upon the financial plan approved by our Board of Directors.
Given the pay for performance nature of our compensation structure, below is a summary of our business and financial results for fiscal 2016:

•	Net sales decreased 3% to $3.6 billion in fiscal 2016 from $3.7 billion in fiscal 2015;

•	The Company divested of Chasing Fireflies and TravelSmith, two of the underperforming brands in the Cornerstone portfolio, in September 2016;

•
Earnings per share, which included the loss of $0.37 per share related to the divestitures of TravelSmith and Chasing Fireflies, decreased 29% to $2.25 in fiscal 2016 from $3.16 in fiscal 2015. Adjusted earnings per share decreased 20% to $2.62 in fiscal 2016 from $3.28 in fiscal 2015;

•
Net income, which included the loss of $19.6 million related to the divestitures of TravelSmith and Chasing Fireflies, decreased 30% to $118.7 million in fiscal 2016 from $169.2 million in fiscal 2015. Adjusted EBITDA decreased 16% to $299.2 million in fiscal 2016 from $357.4 million in fiscal 2015; and

•
HSNi finished fiscal 2016 with a strong balance sheet with cash and cash equivalents of $42.7 million and total debt of $515.0 million. Since initiating our capital return plan in September 2011, we have returned more than $1.3 billion to shareholders through share repurchases and cash dividends;

Fiscal 2016 was a challenging year for HSNi. HSNi's performance was impacted by, among other things, a year of disruption in retail characterized by a distracting environment, cautious consumer spending and a heightened promotional climate. As a result of the Company's performance, no NEO received a short-term incentive payment for 2016 or a payout under the long-term performance cash award for the most recent three-year performance period ended December 31, 2016 which is based on total shareholder return or TSR performance.
Philosophy and Objectives
HSNi is committed to achieving long-term sustainable growth and increasing shareholder value. We operate in the fast-paced and highly competitive retail environment so, to be successful, we must be able to attract and retain management that thrives in this environment. Our philosophy is to design executive compensation programs that will: (i) enable us to attract, retain and motivate talented executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash and equity-based pay; (ii) reinforce our business objectives and performance for future periods by aligning compensation with key performance metrics; and (iii) align the interests of our executives and our shareholders by weighting a portion of executive compensation on financial performance metrics that will drive shareholder value and providing a significant portion of compensation in equity-based incentives.
Management and the Compensation Committee have worked with outside consultants to develop compensation programs that reward performance and behaviors that we believe will drive long-term success. Each year the Compensation Committee evaluates the Company's compensation programs, approves the performance measures and goals consistent with our business plan and objectives and approves the payments and awards to our NEOs based on HSNi’s and their individual performance.
The compensation programs were designed with the following objectives in mind:

•	offer total compensation opportunities that are competitive with identified peer companies and other organizations with whom HSNi competes for executive talent;

•	provide an appropriate link between compensation and creation of shareholder value through equity-based awards and performance cash awards tied to HSNi’s achievement of certain key financial metrics;

•	reflect HSNi’s commitment to a strong team-based culture and focus on overall Company performance by linking compensation to the financial results of business units and/or HSNi as a whole;

•	promote a long-term commitment to HSNi through the vesting schedules of equity awards and performance cash awards;

•
ensure that compensation paid to our NEOs, to the extent practicable, qualifies as deductible for federal income tax purposes under Section 162(m) of the IRS Code, unless there is a valid reason in the judgment of the Compensation Committee to forego tax deductibility; and

•	be easily understood by program participants so as to encourage and facilitate achievement of goals.
HSNi’s compensation programs have also been designed with features that discourage executives from taking unnecessary risks that would threaten the health and viability of the Company. For our NEOs, at least 80% of the short-term incentive awards are based on Company-wide and/or business unit financial performance. Payout schedules for the short-term incentive do not contain steep curves. Long-term incentive compensation which represents the most significant element of executive officer pay is based primarily on financial and stock performance. Finally, through the use of three types of long-term awards, the Compensation Committee intends to create a balanced emphasis on creating shareholder value, retention and relative performance. The Company also requires executives to retain a significant amount of equity through stock ownership guidelines, has a clawback policy and prohibits hedging transactions and short sales by executive officers or directors.
Say on Pay Vote
In our compensation review process, we consider, among other things, whether our compensation programs serve the best interests of our shareholders. Over 99% of our shareholders who voted on our most recent advisory proposal on executive compensation (at the 2014 Annual Meeting) expressed approval of our executive compensation. Management also regularly engages investors concerning our compensation programs. Our current compensation programs are materially the same as those approved at our 2014 Annual Meeting. In evaluating NEO compensation and our compensation programs, the Compensation Committee has considered the voting results from 2014, as well as feedback we receive from our investors on our compensation programs. Based on the foregoing, we believe our programs are effectively designed and aligned with the interests of our shareholders.
Peer Group
Our business model is somewhat unique. We combine traditional retail with entertaining and informative content which we deliver through innovative technology systems, all in an effort to enhance retail experiences. As a result, our peer group of companies consists of publicly-traded companies in the following industries: digital and catalog retail, media, multiline retail and specialty retail. Factors generally considered in deciding whether a company should be included in the peer group include:

•	the nature of the primary line of business of the company;

•	the size of the company in terms of revenue and market capitalization; and

•
whether we have similar business content/models, i.e. companies with multichannel retailing strategy who sell third-party products through television broadcasting, websites, catalogs and retail stores.

The Compensation Committee believes that, in order to attract and retain talent, it is necessary to consider market data when making compensation decisions. Each year the Compensation Committee reviews the peer group used for comparison to our named executive officer compensation opportunities.

2016 Peer Group
Abercrombie & Fitch Co.	Foot Locker, Inc.	Sally Beauty Holdings, Inc.
Ann Inc.	L Brands, Inc.	Scripps Networks Interactive, Inc.
Chico’s FAS, Inc.	Liberty Interactive Corporation	Tiffany & Co.
Coach, Inc.	Pier 1 Imports, Inc.	Ulta Salon, Cosmetics & Fragrance, Inc.
eBay Inc.	Ralph Lauren Corporation	ValueVision Media, Inc.
Express, Inc.	Restoration Hardware Holdings, Inc.	Williams-Sonoma, Inc.
 The Compensation Committee engaged its independent compensation consultant to assist in reviewing the Company's peer group in September of 2016. Based on the 2016 review, the Committee removed Ann Inc. as it is no longer publicly traded, and added American Eagle Outfitters, Inc. and Urban Outfitters, Inc.
The Compensation Committee periodically reviews the compensation practices at these peer companies to assist in setting total compensation levels that it believes are reasonably competitive as compared to a range around the market median. Although the practices at the other companies represent useful guidelines, the Compensation Committee does not rely solely on the peer group data in making its individual compensation determinations. Rather, the Compensation Committee also takes into account various factors such as individual performance, the unique characteristics of the individual’s position, internal equity and any succession and retention considerations. The Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive.
Roles and Responsibilities
The Compensation Committee
The Compensation Committee was appointed by the Board of Directors to exercise all powers of the Board with respect to matters pertaining to compensation and benefits, including but not limited to, incentive/bonus plans, stock compensation plans, retirement programs and benefit plans and salary matters relating to our executive officers. Pursuant to its Charter, the Compensation Committee’s primary responsibilities include:

•	reviewing and approving annual base salaries for executive officers (which include not only the NEOs but other senior leaders);

•
for the executive officers, reviewing and approving all incentive awards and opportunities, both cash-based and equity-based awards and opportunities; goals relating to such awards and performance in light of such goals and objectives;

•
implementing and administering all of HSNi’s equity-based award and grant opportunities with specific authority to, among other things, approve grants, interpret or modify the plans and impose limitations, restrictions and conditions upon any grant; and

•	reviewing and approving the terms of any employment agreements, severance arrangements and change-in-control agreements or provisions for NEOs.
The Compensation Committee also determines the compensation of the CEO without management input, but is assisted in this determination by its independent compensation consultant (as described below). In making its determinations regarding the compensation for the other NEOs, the Compensation Committee considers the recommendations of the CEO, the Chief Human Resources Officer (except with respect to her own compensation) and input received from its independent compensation consultant. The Compensation Committee reviews its determinations with the Board of Directors (without management present).
The Compensation Committee meets regularly in executive session, both with and without management present, to discuss compensation decisions and matters relating to the design and operation of the executive compensation programs.
Management
Senior management, led by our Chief Human Resources Officer, generally recommends compensation programs applicable to all executive officers, excluding the CEO, and presents these to the Compensation Committee for review, comment and approval. Our Chief Human Resources Officer also plays an active role in determining new executive officers’ total compensation as well as recommendations for annual compensation reviews. Recommendations are presented to the Compensation Committee for final approval.
Our CEO generally plays an advisory role to the Compensation Committee during this process. Our CEO works with our Chief Human Resources Officer and Chief Financial Officer to assist the Compensation Committee in establishing company-wide compensation programs, including the structure of bonus and equity programs, financial and individual performance targets under those incentive programs, and in establishing appropriate company-wide bonus and equity pools. At year-end, the CEO meets with the Chairman of the Board and the Compensation Committee and discusses her views of corporate and individual executive officer performance for the prior year for purposes of determining whether individual executive officers other than herself have met or exceeded expectations with respect to the individual performance component of their short-term incentive compensation. The CEO, Chairman of the Board and the Compensation Committee discuss each individual recommendation. Following such discussion, the Compensation Committee and Chairman of the Board typically meet without the CEO and discuss the CEO’s recommendations, the CEO’s compensation and any information provided concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. However, the CEO does not participate in deliberations or voting regarding her compensation.
Our CEO, Chief Financial Officer, Chief Human Resources Officer and Chief Legal Officer regularly attend the Compensation Committee’s meetings to, among other things:

•
provide information, perspectives and recommendations for the Compensation Committee’s consideration regarding the competitive landscape, the needs of the business, information regarding HSNi’s performance, as well as legal and technical advice;

•	administer the compensation programs consistent with the direction of the Compensation Committee;

•	provide an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the objectives for HSNi and its business segments; and

•	recommend changes to compensation programs if necessary to promote achievement of all objectives.
NEOs are not permitted to participate in the discussions regarding their own individual compensation.
Compensation Consultants
Pursuant to the Compensation Committee's charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has sole authority to approve the terms and conditions of the consultant’s retention and the consultant’s compensation. In compliance with its charter, in 2016, the Committee continued to utilize the firm of Frederic W. Cook & Co., Inc., or FWC, a nationally recognized consulting firm, as its independent advisor to assist in its ongoing development and evaluation of compensation programs and practices as well as the Company’s executive compensation arrangement with the Company’s CEO.
Specifically, a representative of FWC:

•	regularly attends Compensation Committee meetings;

•	meets with the Compensation Committee without members of management present;

•	provides third-party data, advice and expertise on proposed executive compensation and executive compensation program designs;

•
reviews materials prepared by management and third party sources and advises the Committee on the matters included in those materials, including the consistency of proposals with the Company’s compensation philosophy and comparisons to programs at other companies; and

•	prepares its own analysis of compensation matters, including the positioning of programs in the competitive market and design of programs consistent with the Company’s compensation philosophy.
The Compensation Committee considers input from FWC as one factor in making decisions with respect to compensation matters, along with information and analysis it receives from management and its own judgment and experience.
The Compensation Committee has adopted a policy requiring its consultants to be independent of the Company’s management. The Committee performs an annual assessment of the consultant’s independence to determine whether the consultant is independent. The Committee assessed the independence of FWC in February 2016 and February 2017 and confirmed on both occasions that the firm’s work has not raised any conflict of interest and that the firm was independent.
In compliance with its charter, the Compensation Committee approved the engagement of FWC and approved the fees paid to FWC for work completed prior to December 31, 2016. In 2016, payments to FWC did not exceed $120,000.
Elements of Compensation
For 2016 the key elements of HSNi’s compensation program are base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of equity awards and performance cash. Beginning with the long-term incentive grants made in February 2016, the Compensation Committee switched from using performance cash to performance share units. The Compensation Committee made this change to (i) decrease earnings volatility caused by the variable accounting treatment required by cash based awards and (ii) align executives' interest more closely with shareholders. As a result, under SEC rules, both the long-term award of performance share units granted in February 2016 and any cash payment that would have been made for the three year performance period ended in December 31, 2016 is required to be reflected in the Summary Compensation Table. However, as shown in the chart below, total compensation declined on a comparable basis.

Named Executive Officer	2016 Total Compensation (1)	2016 Comparable Presentation (2)	2015 Total Compensation (1)	Decrease in Compensation (3)	Decrease in Compensation (%)
Mindy Grossman	$5,404,648	$3,724,625	$4,918,046	$(1,193,421)	(24)
Judy A. Schmeling	1,831,718	1,394,913	1,790,142	(395,229)	(22)
William C. Brand	1,632,553	1,242,510	1,596,288	(353,778)	(22)
Greg J. Henchel	1,046,894	818,869	973,738	(154,869)	(16)
Maria D. Martinez	744,866	584,146	703,347	(119,201)	(17)
Jeffrey C. Kuster (4)	1,003,886	715,854	2,102,780	(1,386,926)	(66)
(1) Represents Total Compensation as reported in the Summary Compensation Table
(2) Represents Total Compensation for 2016 as if the Company continued to grant performance cash awards in 2016.  Long-term cash awards are reported in the year the performance is achieved and the PSUs are reported in the year of grant resulting in double counting.
(3) Represents the decline in compensation from 2015 to 2016 on a comparable basis.
(4) Mr. Kuster resigned effective June 21, 2016.
The compensation program also includes some minor perquisites and benefits but these are not significant elements of compensation. Each of the different elements of compensation is designed to achieve certain objectives. The following table outlines our objectives for each of the principal components of executive compensation:

2016 Compensation Element	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	• Serves as attraction and retention tool

Short-Term Incentive Compensation	Cash	Variable	• Serves as attraction and retention tool • Rewards individual performance and achievement of annual operating plan • Aligns interests with shareholders

Long-Term Incentive Compensation	Equity and Cash	Variable	• Serves as attraction and retention tool • Rewards long-term performance • Aligns interests with shareholders

A meaningful portion of the compensation program for our executive officers is variable and over half of it is performance based. This means that it is contingent upon the Company and the individual achieving specific results that are essential to our long-term success and growth in shareholder value. The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components. In general, though, the majority of executive officers’ compensation is variable, with the CEO having the largest percentage of variable compensation. The Compensation Committee believes this approach directly aligns the interests of our executive officers with those of our shareholders.
Salary
Base salary is the fixed portion of executive pay and is set to compensate individuals for their expected day-to-day performance. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our executives is essential to achieving our objective of attracting and retaining talent.
The Compensation Committee annually reviews and approves the compensation package of each NEO. The Compensation Committee considers an individual’s qualifications and experience in setting our executives’ base salary, including those executive officers who are hired from the outside and those who are promoted from within. In determining base salary amounts and increases, the Compensation Committee considers the responsibility of the individual’s position, the business unit’s overall performance, the individual’s overall performance and future potential and the base salaries and merit increases paid by competitors to employees in comparable positions. Our philosophy for base salary is to generally target the annual base salary of each of our executive officers at median levels relative to our peer group or market data, although individual officer salaries may be above or below those targets based on the factors previously described.
Short-Term Incentive Program
Our short-term incentive program, or STIP, is designed primarily to reward achievement of our annual operating plan and is payable in the form of annual cash bonuses. The STIP is provided for and administered under the 2008 Plan, which was approved by our shareholders. The amount payable each year is based on the extent to which certain pre-established performance goals are achieved during the year and is “variable” because the Company must achieve certain performance goals established by the Compensation Committee for the executive officers to receive an annual incentive bonus, with the amount of bonus based on the extent to which the goals are achieved. The STIP is designed to motivate our executive officers to improve Company performance. The program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of shareholder value. Due to its variable nature, and because in any given year short term incentives have the potential to make up a significant portion of an executive officer’s total compensation, the STIP provides an important incentive tool to achieve our annual performance objectives.
HSNi awards annual bonuses based primarily on the achievement of specific financial performance goals. Under the 2008 Plan, performance goals may be based on a wide variety of business metrics. The Compensation Committee for 2016 determined that the annual performance bonus for our NEOs (other than the CEO) was based 80% on Adjusted EBITDA and 20% on individual performance. For our CEO, the annual performance bonus was based entirely on Adjusted EBITDA. For NEOs that lead a business unit their annual performance bonus is determined by both the Adjusted EBITDA of HSNi and their business unit. For purposes of this program, Adjusted EBITDA is defined as operating income according to the Company’s consolidated statement of operations excluding, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) depreciation and related gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) other significant items. Significant items may vary from period to period but typically are items that are both significant in amount and were either unexpected or unplanned.
The Compensation Committee determined this performance metric was appropriate since most executives have influence over Adjusted EBITDA and Adjusted EBITDA provides a balanced focus on sales growth and profitability. For the NEOs, individual performance is also based, in part, on achievement of the Adjusted EBITDA target established by the Compensation Committee. Notwithstanding the extent to which HSNi achieves the Adjusted EBITDA target, all payments under the STIP are subject to the ability of the Compensation Committee to exercise negative discretion and adjust the STIP amounts downward.

The STIP target and performance measures for each of our NEOs are as described in the table below.

		Performance Measures
Name	STIP Target (1)	Adjusted EBITDA	Individual Performance
Mindy Grossman	150%	100%	0%
Judy A. Schmeling	75%	80%	20%
William C. Brand	75%	80%	20%
Gregory J. Henchel	60%	80%	20%
Maria D. Martinez	60%	80%	20%
Jeffrey C. Kuster (2)	75%	80%	20%

(1)	STIP Target is a percentage of base salary.

(2)	Mr. Kuster resigned on June 21, 2016 and was not eligible to receive any payout under the STIP for 2016.
The performance measures, performance ranges and corresponding payout levels are described in detail in the table below. For the 2016 STIP, in order for any short-term incentive compensation to be earned, the financial performance measure must be (i) achieved at a threshold level and (ii) an improvement over prior year’s performance was required. No payments under the 2016 STIP will be made unless HSNi or the applicable business unit achieves this threshold level of performance.
In 2016, the Compensation Committee set the threshold for payment at 85% of the Adjusted EBITDA target and the payout at threshold at 25% of each individual's STIP target.  However, because 85% of Adjusted EBITDA target would have been less than 2015 performance for HSNi and HSN, no payment would occur at threshold for NEOs whose STIP is based upon HSNi or HSN performance.  For example, with respect to HSNi, no payment would occur unless the Company achieved at least 2015 Adjusted EBITDA equating to 94% of its 2016 EBITDA target, which would result in a payment of 70% of the target STIP.  The maximum payout of 200% of target requires achievement of 120% of the Adjusted EBITDA target. The STIP was designed this way in order to create more financial incentive for management to achieve a performance range of target or higher.

Performance Measures		Threshold	Target	Maximum
Adjusted EBITDA	Performance Range	85% of Target	100% of Target	120% of Target
	Payout Level	0% (1)	100%	200%
Individual Performance	Performance Range	Performance Rating of 1-5 and Adjusted EBITDA at Threshold	Performance Rating of 1-5 and Adjusted EBITDA achievement at 100%	Performance Rating of 1-5 and Adjusted EBITDA achievement maximum
	Payout Level	0-100%	0-150%	0-200%

(1)
Because 85% of target is less than 2015 performance for HSNi and HSN, no payment based upon Adjusted EBITDA would occur at threshold performance for an NEO whose 2016 STIP is based upon HSNi or HSN performance.

With respect to the individual performance measure, as shown above, payments will be made based on the extent to which the Company or its business units achieve their Adjusted EBITDA performance measure. No payment shall be made for the individual performance measure unless the threshold for Adjusted EBITDA is achieved. In addition, an annual evaluation will be conducted for each of the NEOs (other than the CEO), pursuant to which the executives are assigned an annual performance rating of 1 through 5. Any executive receiving a rating of 1 (unsatisfactory) will not be eligible for any STIP payment regardless of the achievement of the financial performance goals. Any executive receiving a rating of 2 (inconsistent) will have his or her entire STIP bonus reduced by 50%. All payments under the STIP are subject to the Compensation Committee’s ability to apply negative discretion and reduce the payout, as appropriate. All payments under the STIP are also contingent upon the NEO being employed by HSNi on the date payment is made.

Long-Term Incentive Program
The Compensation Committee believes that stock ownership shapes behavior in an important and positive way. By providing a meaningful portion of an executive officer’s compensation in stock-based compensation, an executive’s interests are aligned with shareholders’ interests in a manner that drives a longer-term focus and better performance over time. The other predominant objective is to provide the participant with effective retention incentives by granting awards with long-term vesting.
Types of Long-Term Incentive Awards
Under the 2008 Plan, the Compensation Committee may grant a variety of long-term incentive vehicles. The following is a general description of the vehicles we used in 2016.
Restricted Stock Units. RSUs are a promise to issue shares of our common stock in the future provided the recipient remains employed with us through the award’s vesting period. RSU awards generally cliff vest at the end of a three-year period or ratably vest over a five-year period. Unvested RSUs are generally forfeited upon termination of employment. As a result, RSUs are intended to retain key employees, including the NEOs, and align their interests with shareholders.
Stock Appreciation Rights. SARs are similar to traditional stock options except, upon exercise, holders of SARs will only receive a value equal to the spread between the current market price per share of our common stock and the exercise price. As a result, SARs reward participants for long-term appreciation in HSNi’s stock price. Although SARs are given a value at the date of grant for financial reporting purposes, the actual value of SARs to the participant is entirely based on future increases in our stock price. If the stock price does not increase over the term of the SAR, the participant receives no value. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. The Company has indicated it will likely settle these awards in shares of our common stock and has historically done so. The exercise price for awards granted under the 2008 Plan is required to be priced at, or above, the fair market value of our common stock at the date of grant. Awards typically vest ratably on an annual basis over a three-year period and can be exercised over a ten-year term.
Performance Cash. For grants made prior to 2016, the Company utilized performance cash awards. Performance cash is a long-term cash incentive that vests and is payable at the end of the three-year performance period based upon the achievement of a specified performance metric.  Since 2012, performance cash awards have been tied to the Company’s TSR over a three-year period relative to the TSR of companies listed in the S&P 500 Retail Index and have had a payout opportunity ranging from 0% to 200% of the target performance cash value.
Performance Share Units. For grants made in 2016, the Company utilized performance share units, or PSUs. PSUs are a long-term incentive that is settled in common stock and is payable after certification of performance for a three-year performance period based upon the achievement of a specified performance metric. To date, payout of PSUs is tied to the Company’s TSR over a three-year period relative to the TSR of companies listed in the S&P Retail Select Industry Index. PSUs have a payout opportunity ranging from 0% to 200% of target shares of common stock per PSU. PSUs are credited with dividend equivalents assuming one PSU equals one share of common stock and are paid to the same extent as the applicable PSU.
Grant levels of each component of the long-term incentive program or LTIP goals may vary from year to year and from individual to individual, based on a variety of factors. The Compensation Committee determines the award opportunity level for each executive officer based on the individual’s responsibility level and potential within our Company, competitive practices, the number of shares available for grant, individual and Company performance and the market price for our common stock.
HSNi’s 2016 LTIP, used a combination of three components to deliver long-term incentives: SARs, RSUs, and PSUs. For 2016, long-term incentives were delivered in the following forms:

Name	Long Term Incentive Target (% of Salary)	SARs (% of LTI)	RSUs (% of LTI)	PSU's (% of LTI)
Mindy Grossman	350	40	20	40
Judy A. Schmeling	150	40	20	40
William C. Brand	150	40	20	40
Gregory J. Henchel	120	40	20	40
Maria D. Martinez	120	40	20	40
Jeffrey C. Kuster (1)	120	40	20	40
(1) Mr. Kuster resigned on June 21, 2016. All of his 2016 LTIP incentive awards were forfeited upon his resignation.
The Compensation Committee approved the target percentage and components of long-term compensation after consultation with management and the Committee’s compensation consultant and review of executive compensation for those companies within the Company’s peer group. The Compensation Committee believes that these target levels are consistent with the Company’s philosophy of developing compensation programs that will, among other things, attract, retain and motivate talent while aligning officers’ interests with shareholders.
SARs, RSUs and PSUs are generally granted at the beginning of the performance year, typically in February based on a target percentage of base salary.
The target value and performance goals for performance cash awards and PSUs are also set at the beginning of the performance period. The performance payout level of the cash LTIP & PSUs will be determined based on the percentile ranking of the Company’s TSR relative to the TSR of the comparator companies over the course of the performance period. The Company must achieve the 55th percentile performance relative to the comparator group for a target payout. For each one percentile below the target performance level, the payout is reduced by 3.33% and for each one percentile above target performance level, the payout is increased by 5.0%, subject to a maximum payout of 200%. Solely for purposes of illustration, if the Company’s TSR ranking is in the 60th percentile (i.e., 60% of the comparator companies achieved TSR rankings at or below the Company’s TSR ranking), the performance payout level would be 125.0%. Executives generally must be continuously employed by HSNi during the performance period in order to be eligible for payment of the performance cash or vesting of a SAR, RSU or PSU. The grant date fair value award of the number of SARs, RSUs and PSUs granted to each NEO is reflected in the Grants of Plan Based Awards table.
Retirement Benefits
All executive officers are permitted to participate in the Company’s tax-qualified defined contribution plan. The tax qualified plan allows all employees including executives to defer a specified portion of their salary and provides for a Company match of 50 cents of each dollar contributed to the plan up to 6% of salary or the statutory maximum, whichever is less. In addition, all executive officers are eligible to participate in the Company’s non-qualified deferred compensation plan which permits executives to defer salary and bonus into one or more measurement funds. Deferrals under the non-qualified plan are set aside and held in trust to secure benefits and plan assets are subject to the claims of the Company’s creditors in the event of insolvency.
Other Compensation
We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with industry norms and position levels. These personal benefits do not have a relationship to other compensation levels. They are provided in order to enable us to attract and retain executives. The Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. The values of these benefits are reported under the heading “Other Annual Compensation” in this proxy statement pursuant to applicable rules.
Post-Termination Compensation and Benefits
We believe that a strong, experienced management team is essential and in the best interests of HSNi and its shareholders. As a result, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain executives. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all “NEOs” excluding Ms. Grossman who has a severance arrangement pursuant to her employment agreement. Please refer to the section entitled “Payments Upon Termination or Change in Control” for specific details regarding post-termination compensation and benefits.
Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the Company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change-in-Control. Each of these capitalized terms is defined in the severance plan and in the “Executive Compensation-Payments Upon Termination or Change in Control” section of this Proxy Statement.
Vesting of Awards Upon Change-in-Control
The Compensation Committee determined to include double-trigger change-in-control provisions in each of the RSU, SAR, PSU and option award agreements. Upon a change-in-control and following a termination of employment for other than cause within one year following the change-in-control, the unvested portion of the outstanding PSU, RSU, SAR and/or option awards will vest. The purpose of this provision is to ensure that we retain our NEOs prior to and through a change-in-control.
With respect to the market stock unit award, or MSU, awarded to Ms. Grossman in 2013, after a change-in-control if the award is assumed, it will be converted into that number of shares of restricted stock equal to the number of MSUs multiplied by the price paid by the acquirer for the Company’s common stock divided by the grant date fair market value. If the award is not assumed, it will be converted into an amount in cash equal to the fair market value of the number of shares determined in a manner set forth in the previous sentence and paid out following the change-in-control.

With respect to the performance cash award, if prior to the vesting date, there occurs (i) a change in control and (ii) a termination of employment of the participant by the Company for other than cause or disability or by the participant for good reason, then the participant is entitled to payment of award at the target level but prorated over the number of months during the performance period that the participant was employed by the Company.
For a complete discussion of the impact of a change-in-control, please see the “Executive Compensation-Payments Upon Termination or Change in Control” section of this Proxy Statement.
Impact of Tax and Accounting Issues
The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements.
For instance, with certain exceptions, Section 162(m) of the IRS Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our NEOs). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). While the Compensation Committee generally intends to structure and administer our plans and the related programs so that all compensation is deductible, the Compensation Committee may from time-to-time, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs and remain competitive in the marketplace. As a way to mitigate this, there is no individual performance component to calculating the CEO’s short-term incentive compensation.

2016 Compensation Actions
In February 2016, in connection with its annual review of base salaries, the Compensation Committee did not approve any increases in base salary for the NEO and Ms. Grossman’s base salary has not been increased since 2010.

Named Executive Officer	2015 Salary ($)	2016 Salary ($)		Increase (%)
Mindy Grossman	1,200,000	1,200,000		—
Judy A. Schmeling	728,000	750,000	(1)	3
William C. Brand	650,000	650,000		—
Gregory J. Henchel	475,000	475,000		—
Maria D. Martinez	334,750	334,750		—
Jeffrey C. Kuster	600,000	600,000		—

(1)
In connection with Ms. Schmeling’s promotion to President of Cornerstone Brands as well as retaining the responsibilities of Chief Operating Officer of the Company, the Compensation Committee increased her base salary 3% to $750,000, effective August 1, 2016.

2016 Compensation Results
For purposes of the 2016 STIP, the Compensation Committee established a target of $380.2 million for Adjusted EBITDA for HSNi. HSNi’s Adjusted EBITDA for 2016 did not exceed the threshold level of Adjusted EBITDA performance required for 2016; actual Adjusted EBITDA was $299.2 million or 78.7% of the performance target resulting in no STIP payout. For purposes of the 2016 STIP, the Compensation Committee established a target for the HSN business unit of $319.2 million for HSN Adjusted EBITDA.  HSN’s Adjusted EBITDA for 2016 did not exceed the threshold level of Adjusted EBITDA performance required for 2016; actual Adjusted EBITDA was $260.8 million or 81.7% of the performance target resulting in a no STIP payout. For purposes of the 2016 STIP, the Compensation Committee established a target for the Cornerstone business unit of $63.0 million for Cornerstone Adjusted EBITDA. Cornerstone's Adjusted EBITDA for 2016 did not exceed the threshold level Adjusted EBITDA performance required for 2016; actual Cornerstone Adjusted EBITDA was $38.3 million or 60.8% of the performance target resulting in no STIP payout. The CEO also conducted annual performance evaluations for each of the other NEOs and assigned an annual performance rating to each such executive. The CEO and Chief Financial Officer reported the results of the Company’s achievement of the financial metric and the individual evaluations along with the calculations of the STIP based on such results to the Compensation Committee, which has ultimate responsibility for approving the final bonus amounts to be paid to each of the NEOs. The Compensation Committee, in executive session, discussed performance relative to the financial performance metric established and the individual performance of the NEOs, including the CEO, and made the final decisions regarding short-term incentive compensation for the NEOs.

The annual performance bonuses paid to our NEOs for the year ended December 31, 2016 in the context of the target and maximum payout and actual award, are shown in detail below.

Named Executive Officer	Target (% of Salary)	Threshold ($)	Target ($)	Maximum ($) (1)	Actual ($)	Actual (% of Target)
Mindy Grossman	150	450,000	1,800,000	3,600,000	—	—
Judy A. Schmeling	75	136,500	546,000	1,092,000	—	—
William C. Brand (2)	75	121,875	487,500	975,000	—	—
Gregory J. Henchel	60	71,250	285,000	570,000	—	—
Maria D. Martinez	60	50,213	200,850	401,700	—	—
Jeffrey C. Kuster (3)	75	112,500	450,000	900,000	—	—

(1)Program maximum is 200% of target.
(2)Based 40% on HSNi's Adjusted EBITDA, 40% on HSN's Adjusted EBITDA and 20% on individual performance.
(3)Mr. Kuster’s employment terminated on June 21, 2016 and he was therefore not eligible for a 2016 STIP payment.

Long-term compensation for 2016 consisted of both equity and cash awards. The ultimate value of the equity component is directly related to the Company’s stock price and/or TSR.
As part of the regular annual LTIP, in February 2014, the Compensation Committee granted all NEOs a long-term cash award tied to HSNi's TSR relative to the Standard and Poor's 500 Retail Index over a three-year period which vested on December 31, 2016. For the three-year performance period ended December 31, 2016, the Company achieved a TSR of -23.5% which ranked at the 18th percentile and resulted in no payout. This payment would have been included in the 2016 line of the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
In February 2016, the Compensation Committee granted all NEOs PSUs instead of utilizing a long-term cash based award. The grant date fair value of the PSUs, RSUs and SARs for each NEO is reflected in the Grants of Plan Based Awards Table. The PSU payout level is determined based on percentile ranking of the Company’s TSR relative to the TSR of the comparator companies over the course of the performance period. Rather than being shown in the Summary Compensation Table upon payout as is done with the long-term performance cash awards, the PSUs are reported when granted using their grant date fair value and are included in the 2016 compensation under the column “Stock Awards."
The Compensation Committee believes that the overall compensation of HSNi’s NEOs is aligned with the Company’s performance, is competitive in comparison to HSNi’s peers, is consistent with our compensation philosophy and allows us to achieve the objectives for which the compensation programs are designed.
Executive Compensation Recovery (or Clawback) Policy
In the event the Company is required to restate the Company’s financial statements due to the material non-compliance of the Company, as a result of misconduct of an executive officer or officers, with any financial reporting requirement under the securities laws, the Company will seek to recover from the Company’s executive officers (as defined below) including all NEOs:

a.
any bonus or other incentive-based or equity-based compensation received by that person from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement; and

b.
any profits realized from the sale of securities of the Company during that 12-month period. For purposes of this Code, the term “executive officer” means any officer of the Company determined to be an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Stock Ownership Guidelines
In 2012, the Compensation Committee adopted executive stock ownership guidelines applicable to the Company’s executive officers in order to emphasize the importance of aligning the executives’ long-term financial interests with those of the Company’s shareholders. Executive officers of HSNi are expected to hold stock in HSNi equal in value to the lesser of (i) a fixed number of shares, and (ii) a multiple of his or her annual base salary, with ownership targets increasing with their level of responsibility. HSNi’s CEO is expected to hold stock equal in value to the lesser of five times annual base salary or 200,000 shares. All executive vice presidents are expected to hold stock equal in value to the lesser of three times annual base salary or 30,000 shares.

Executive officers have five years from the later of (i) the date they were first appointed as an executive officer of the Company, or (ii) the date the Board of Directors adopted these guidelines to attain the ownership threshold. Before any sale of HSNi equity can occur, executives are required to hold HSNi shares worth the following amount during the five years after being subjected to the share ownership guideline:

Ownership Guideline Timeline	HSNi Stock Holding Requirement (as % of Ownership Guideline)
Year 1	20%
Year 2	40%
Year 3	60%
Year 4	80%
Year 5	100%

Report of the Compensation and Human Resources Committee
The following Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon its review and the discussions held, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into HSNi’s annual report.
Members of the Compensation and Human Resources Committee
Ann Sarnoff (Chairman)
Fiona Dias (beginning July 7, 2016)
James M. Follo
Stephanie Kugelman

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the compensation information for the years ended December 31, 2016, 2015 and 2014 for our NEOs as of the end of the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	SAR and Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Mindy Grossman	2016	1,204,615	—	2,520,027	1,680,006	—	—	—	5,404,648
Chief Executive Officer and Director	2015	1,204,615	—	840,030	1,680,001	1,193,400	—	—	4,918,046
	2014	1,204,615	—	840,016	1,680,002	1,211,400	—	—	4,936,033

Judy A. Schmeling	2016	739,687	—	655,229	436,802	—	—	—	1,831,718
President, Cornerstone Brands, Inc. and Chief Operating and Chief Financial Officer, HSNi	2015	730,800	—	218,424	436,800	404,118	—	—	1,790,142
	2014	723,477	—	168,036	336,000	824,192	—	—	2,051,705

William C. Brand	2016	657,500	—	585,050	390,003	—		—	1,632,553
President, HSN and Chief Marketing Officer, HSNi	2015	652,500	—	195,002	390,008	358,778	—	—	1,596,288
	2014	599,038	—	126,013	577,007	631,928	—	—	1,933,986

Gregory J. Henchel	2016	476,827	—	342,061	228,006	—	—	—	1,046,894
Chief Legal Officer and Secretary	2015	464,144	—	100,143	200,246	209,205	—	—	973,738
	2014	415,577	—	81,028	162,000	421,645	—	—	1,080,250

Maria D. Martinez (5)	2016	343,119	—	241,066	160,681	—	—	—	744,866
Chief Human Resources Officer

Jeffrey C. Kuster (6)	2016	283,846	—	432,033	288,007	—	—	—	1,003,886
President, Cornerstone Brands, Inc.	2015	602,308	—	744,100	288,001	240,030	—	228,341	2,102,780
	2014	53,077	—	—	—	—	—	—	53,077

(1)
The amounts in this column represent discretionary bonus amounts paid to NEOs. Annual performance-based bonuses paid pursuant to our short-term incentive program implemented pursuant to the Plan are reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)
These amounts reflect the aggregate grant date fair value of RSUs, PSUs and SARs computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 24, 2017.

(3)
These amounts reflect (i) actual annual cash bonuses pursuant to our short-term incentive program, and (ii) performance cash awards pursuant to our long-term incentive program at the actual amount earned in the year in which the performance criteria is achieved. The actual payout, if any, of the awards granted in 2015 will be disclosed in this column in the Summary Compensation Table reporting compensation for 2017. In 2016, the Compensation Committee granted PSU awards. For further discussion, please see Elements of Compensation in the Compensation Discussion and Analysis.

(4)
Mr. Kuster's 2015 other compensation represents $228,341 for relocation, including a tax gross-up of $87,960 consistent with the Company's relocation policies. As a result of his resignation, during 2016 Mr. Kuster was required to repay $96,209 of his relocation costs. The aggregate of all perquisites for 2016 for each of the NEOs did not exceed $10,000.

(5)	Ms. Martinez became an NEO effective December 31, 2016.

(6)	Mr. Kuster joined the Company effective December 1, 2014 and resigned effective June 21, 2016. Mr. Kuster's unvested stock and SAR awards were forfeited upon resignation.

Grants of Plan-Based Awards
The table below provides the following information regarding plan-based awards granted to our NEOs in 2016 under the Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)(sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold	Target	Maximum
Mindy Grossman
Annual Bonus (2)	2/16/16	450,000	1,800,000	3,600,000	—	—	—	—
PSUs (3)	2/16/16	—	—	—	32,089	—	—	1,680,023
SARs (4)	2/16/16	—	—	—	—	229,823	44.86	1,680,006
RSUs (5)	2/16/16	—	—	—	19,335	—	—	840,004
Judy A. Schmeling
Annual Bonus (2)	2/16/16	136,500	546,000	1,092,000	—	—	—	—
PSUs (3)	2/16/16	—	—	—	8,344	—	—	436,805
SARs (4)	2/16/16	—	—	—	—	59,754	44.86	436,802
RSUs (5)	2/16/16	—	—	—	5,028	—	—	218,424
William C. Brand
Annual Bonus (2)	2/16/16	121,875	487,500	975,000	—	—	—	—
PSUs (3)	2/16/16	—	—	—	7,450	—	—	390,043
SARs (4)	2/16/16	—	—	—	—	53,352	44.86	390,003
RSUs (5)	2/16/16	—	—	—	4,489	—	—	195,007
Gregory J. Henchel
Annual Bonus (2)	2/16/16	71,250	285,000	570,000	—	—	—	—
PSUs (3)	2/16/16	—	—	—	4,356	—	—	228,026
SARs (4)	2/16/16	—	—	—	—	31,191	44.86	228,006
RSUs (5)	2/16/16	—	—	—	2,625	—	—	114,035
Maria D. Martinez
Annual Bonus (2)	2/16/16	50,213	200,850	401,700	—	—	—	—
PSUs (3)	2/16/16	—	—	—	3,070	—	—	160,721
SARs (4)	2/16/16	—	—	—	—	21,981	44.86	160,681
RSUs (5)	2/16/16	—	—	—	1,850	—	—	80,345
Jeffrey C. Kuster (6)
Annual Bonus (2)	2/16/16	112,500	450,000	900,000	—	—	—	—
PSUs (3)	2/16/16	—	—	—	5,403	—	—	288,032
SARs (4)	2/16/16	—	—	—	—	39,399	44.86	288,007
RSUs (5)	2/16/16	—	—	—	3,255	—	—	144,001

(1)
Amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the NEOs.

(2)
Amounts represent threshold, target and maximum awards under the HSNi’s short-term incentive program with respect to fiscal 2016 performance. Amounts actually earned with respect to these awards are reflected in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation” and described in the Compensation Discussion and Analysis—2016 Compensation Results.

(3)
Reflects PSUs granted pursuant to HSNi’s long-term incentive program with respect to a specified performance metric over a three-year performance period. Includes the impact of dividends paid on HSNi's common stock through December 31, 2016 which were credited to the NEOs' accounts as additional PSUs. Awards vest following the third anniversary of the date of grant after certification by the Compensation Committee and can produce vesting percentages from 0% to 200% of the target amount which is expected to be paid in shares of HSNi common stock.

(4)	Reflects SARs granted pursuant to HSNi’s long-term incentive program. Awards vest in three equal increments on the first, second and third anniversary of the date of grant.

(5)
Reflects the annual grant of RSUs granted pursuant to HSNi’s long-term incentive program. All of such RSUs will vest on the third anniversary of the date of grant. Includes the impact of dividends paid on HSNi’s common stock through December 31, 2016 which were credited to the NEOs’ accounts as additional RSUs and will be paid out in shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

(6)	Mr. Kuster resigned effective June 21, 2016. All RSUs, PSUs and SARs granted to Mr. Kuster during 2016 were forfeited.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information regarding various HSNi equity awards held by HSNi’s NEOs as of December 31, 2016. The market value of all awards is based on the closing price of HSNi common stock of $34.30 as of December 31, 2016.

	Stock Appreciation Rights and Option Awards				Stock Awards (1)(2)
Name	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)	SARs and Option Exercise Price ($)	SARs and Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Mindy Grossman	372,774	—	38.89	8/21/2018
	152,480	—	51.58	2/12/2023
	84,881	42,442	47.72	2/12/2024
	41,025	82,052	65.24	2/10/2025
	—	229,823	44.86	2/16/2026
					141,808	4,245,141

Judy A. Schmeling	10,570	—	17.39	2/23/2020
	20,594	—	25.86	2/9/2021
	23,092	—	31.00	2/21/2022
	15,858	—	51.58	2/12/2023
	16,975	8,489	47.72	2/12/2024
	10,666	21,334	65.24	2/10/2025
	—	59,754	44.86	2/16/2026
					20,687	709,563

William C. Brand	12,934	—	5.02	12/22/2018
	12,035	—	14.32	1/31/2018
	8,122	—	3.69	2/25/2019
	14,179	—	17.39	2/23/2020
	14,327	—	25.86	2/9/2021
	15,987	—	31.00	2/21/2022
	10,673	—	51.58	2/12/2023
	12,731	6,367	47.72	2/12/2024
	14,897	7,450	51.38	7/7/2024
	9,523	19,049	65.24	2/10/2025
	—	53,352	44.86	2/16/2026
					17,930	614,999

Gregory J. Henchel	8,150	—	25.86	2/9/2021
	13,322	—	31.00	2/21/2022
	7,624	—	51.58	2/12/2023
	8,184	4,093	47.72	2/12/2024
	4,889	9,781	65.24	2/10/2025
	—	31,191	44.86	2/16/2026
					10,425	357,579

Maria D. Martinez	2,831	—	51.58	2/12/2023
	3,073	1,537	47.72	2/12/2024
	3,809	7,620	65.24	2/10/2025
	—	21,981	44.86	2/16/2026
					7,552	259,033

Jeffrey C . Kuster (3)	—	—	—	—	—	—

(1)
Includes the impact of dividends paid on HSNi’s common stock through December 31, 2016 which were credited to the NEOs’ accounts as additional RSUs and PSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

(2)
The table below provides the following information regarding unvested RSU, PSU and MSU awards in HSNi stock held by our NEOs as of December 31, 2016: (i) the grant date, (ii) the number of RSUs, PSUs and MSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs, PSUs and MSUs outstanding as of December 31, 2016 based on a closing price of $34.30 on such date, and (iv) the vesting schedule. The numbers below include the impact of dividends paid on HSNi’s common stock through December 31, 2016 which were credited to the NEOs’ accounts as additional RSUs and PSUs and will be paid out as shares of HSNi common stock on the vesting date, subject to the same vesting restrictions as the underlying securities.

(3)	Mr. Kuster resigned on June 21, 2016 and all unvested awards were forfeited upon his termination.

	Number of Unvested MSUs, PSUs and RSUs as of 12/31/16	Market Value of Unvested MSUs, PSUs and RSUs as of 12/31/16	Vesting Schedule (#)
Name and Grant Date	(#)	($)	2017	2018	2019
Mindy Grossman
8/5/13 (a)	57,901	1,367,130	—	57,901	—
2/12/14 (b)	18,879	647,550	18,879	—	—
2/10/15 (b)	13,604	466,617	—	13,604
2/16/16 (b)	19,335	663,191	—	—	19,335
2/16/16 (c)	32,089	1,100,653	—	—	32,089
Total	141,808	4,245,141	18,879	71,505	51,424

Judy A. Schmeling
2/12/14 (b)	3,777	129,551	3,777	—	—
2/10/15 (b)	3,538	121,353	—	3,538	—
2/16/16 (b)	5,028	172,460	—	—	5,028
2/16/16 (c)	8,344	286,199	—	—	8,344
Total	20,687	709,563	3,777	3,538	13,372

William C. Brand
2/12/14 (b)	2,833	97,172	2,833	—	—
2/10/15 (b)	3,158	108,319	—	3,158	—
2/16/16 (b)	4,489	153,973	—	—	4,489
2/16/16 (c)	7,450	255,535	—	—	7,450
Total	17,930	614,999	2,833	3,158	11,939

Gregory J. Henchel
2/12/14 (b)	1,822	62,495	1,822	—	—
2/10/15 (b)	1,622	55,635	—	1,622	—
2/16/16 (b)	2,625	90,038	—	—	2,625
2/16/16 (c)	4,356	149,411	—	—	4,356
Total	10,425	357,579	1,822	1,622	6,981

Maria D. Martinez
2/12/14 (b)	1,368	46,922	1,368	—	—
2/10/15 (b)	1,264	43,355	—	1,264	—
2/16/16 (b)	1,850	63,455	—	—	1,850
2/16/16 (c)	3,070	105,301	—	—	3,070
Total	7,552	259,033	1,368	1,264	4,920

Jeffrey C. Kuster	—	—	—	—	—

(a)
Ms. Grossman's MSU award vested 50% on August 5, 2016 and the second 50% will vest on August 5, 2018. The value of Ms. Grossman’s MSU grant was calculated using the ratio of the fair market value (as defined in the award agreement) at year end to the grant date multiplied by the number of MSUs multiplied by the closing HSNi stock price on December 31, 2016.

(b)	These RSU awards vest in one lump sum installment on the third anniversary of the date of grant, subject to continued employment.

(c)
These PSU awards vest following the third anniversary of the date of grant after certification by the Compensation Committee and can produce vesting percentages from 0% to 200% of the target amount which is expected to be paid in shares of HSNi common stock.

Option Exercises and Stock Vested
The table below provides information regarding the number of shares acquired by our NEOs during 2016 upon the exercise of options and SARs and/or the vesting of RSU and MSU awards and the related value realized, excluding the effect of any applicable taxes.

Name	Option and SAR Awards		RSU and MSU Awards
	Number of Shares Acquired upon Exercise (#)	Value Realized upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($) (2)
Mindy Grossman	—	—	57,049	2,409,750
Judy A. Schmeling	—	—	3,185	135,725
William C. Brand	—	—	2,144	91,360
Gregory J. Henchel	—	—	1,531	65,257
Maria D. Martinez	—	—	1,138	48,491
Jeffrey C. Kuster	—	—	—	—

(1)
The dollar value realized on exercise represents the difference between the market price of the underlying securities on the exercise date and the exercise price. The value realized upon exercise includes the shares withheld to cover taxes.

(2)
The dollar value realized upon vesting of stock awards represents the closing price of common stock on the applicable vesting date. The value realized upon vesting includes the value of shares withheld to cover taxes.

Pension Benefits
Other than the Company's 401-K Plan and the non-qualified deferred compensation plan discussed below, we do not currently have any plans that provide for payments or other benefits at, following, or in connection with retirement.
Non-Qualified Deferred Compensation
The amounts in the table below represent deferrals under the Company’s non-qualified deferred compensation plan (NQDCP) for the year ended December 31, 2016.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)

Mindy Grossman	—	—	—	—	—
Judy A. Schmeling	181,727	—	39,996	—	442,725
William C. Brand	—	—	—	—	—
Maria D. Martinez	66,766	—	13,829	—	114,060
Gregory J. Henchel	—	—	—	—	—
Jeffrey C. Kuster	89,315	—	24,445	—	173,833

(1)
Ms. Schmeling's, Ms. Martinez's and Mr. Kuster's contributions of $181,727, $66,766 and $89,315, respectively, from the table above have been reported in the current year Summary Compensation Table in the applicable column to which the compensation relates.

(2)
The amounts in this column reflect investment earnings/losses that are attributed to each executive’s account based on the actual performance of the investments selected by the participant and as a result, not required to be shown in the Summary Compensation Table.  The NQDCP offers a diverse group of investment funds (similar in style to the plans offered under the Company’s tax qualified plan) that the executive may select to measure the performance of deferred compensation.

All executive officers are eligible to participate in the Company’s NQDCP which permits eligible employees to defer salary and bonus into one or more measurement funds. Deferrals are set aside and held in trust to secure benefits. However, plan assets are subject to the claims of Company’s creditors in the event of insolvency.
Active participants in the NQDCP may elect to defer up to 75% of base salary and up to 100% of their annual cash bonus. Participants have the right to earnings on funds similar to those offered under the 401(k) plan or other funds as determined by the administrator. At the time of deferral, participants can elect to receive a distribution at a specified date or upon termination of employment.
We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified.
Payments Upon Termination or Change in Control
We have entered into an employment agreement with our CEO and maintain an executive severance plan for our other NEOs that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change of control. Set forth below are descriptions of these arrangements as were in effect as of December 31, 2016.
Grossman Employment Agreement
Under Ms. Grossman’s employment agreement (as amended), upon a termination by the Company for other than death or disability and without Cause (as defined below) or resignation by Ms. Grossman for Good Reason (as defined below), Ms. Grossman will be entitled to certain benefits. These benefits include continued payment of her base salary and provision of health benefits for a period of twenty-four consecutive months. She will also be entitled to pro-rated portions of the bonus she would otherwise earn during the year in which the qualifying termination occurs, payable at the time such bonus would otherwise be payable.
Under Ms. Grossman’s employment agreement, “Cause” shall mean:

•
the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by employee; provided, however, that after indictment, we may suspend executive from the rendition of services, but without limiting or modifying in any other way our obligations under the agreement; provided, further, that Ms. Grossman’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Ms. Grossman’s employment;

•
a material breach by the executive of a fiduciary duty owed to us, which in the good faith reasonable determination of the Board, undermines the confidence of the Board in Ms. Grossman’s fitness to continue in her position, and a failure to cure such breach upon receipt of notice;

•	a material breach by executive of any of the covenants made by executive in her employment agreement and a failure to cure such breach upon receipt of notice;

•	the continued failure to perform material duties required by the agreement upon receipt of notice; or

•	a knowing and material violation of any material company policy pertaining to ethics, wrongdoing or conflicts of interest and a failure to cure such breach upon receipt of notice.

In each case, Cause shall only be deemed to exist if it is determined in good faith by the vote of not less than 2/3 of the Board of Directors (excluding Ms. Grossman).
Under Ms. Grossman’s employment agreement, “Good Reason” means:

•	HSNi’s material breach of the agreement;

•
the material reduction in title, duties, reporting responsibilities or level of responsibilities, excluding any such reduction resulting from any disposition of assets so long as we retain the business relating to the HSN television network and website and acknowledging that the involvement of the Chairman of the Board in certain matters primarily related to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Ms. Grossman continues to have primary responsibility for the management of all operations and activities of the businesses of the company;

•	a material reduction in base salary or target bonus, or

•	a relocation of Ms. Grossman’s principal place of business by more than 50 miles from Saint Petersburg, Florida by HSNi.

Upon a termination of employment by the Company for other than death, disability or Cause, a termination of employment by Ms. Grossman for Good Reason, or a Change of Control (as defined below), Ms. Grossman is entitled to accelerated vesting of certain, but not all, unvested awards outstanding as of that date.
Under Ms. Grossman’s employment agreement, “Change of Control” means:

•
The acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

•
Individuals who, as of the effective date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date, whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

•
Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the resulting voting power shall reside in Outstanding Company Voting Securities retained by our shareholders in the Business Combination and/or voting securities received by such shareholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	Approval by our shareholders of a complete liquidation or dissolution of the company.
The amounts payable upon termination are all subject to the execution of a general release and compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in Ms. Grossman’s employment agreement. Cash payments in excess of $1,000,000 are subject to an offset by the amount of any current cash earnings earned by executive from other employment during the severance payment period.
Other NEO Arrangements
Effective November 23, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain NEOs. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all NEOs excluding Ms. Grossman, who has a severance arrangement pursuant to her employment agreement. Adoption of the plan was approved by the Compensation Committee. Capitalized terms not defined below have the meaning set forth in the severance plan.
Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the Company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control.
Under the plan, in the event of a termination by HSNi without Cause (as defined below) or by the executive for Good Reason (as defined below) prior to a Change in Control (as defined below) or more than 12 months following a Change in Control, the severance benefits for the executive shall generally consist of the following:

•	continued payment of base salary for a period of 18 months following the date of such executive’s termination of employment; and

•	continuation of coverage under our health insurance plan for a period of 12 months following the date of such executive’s termination of employment.
Under the plan, or applicable award agreement, in the event of a termination by HSNi without Cause or by the executive for Good Reason, in each case within 12 months following a Change in Control, the severance benefits for the executive shall consist of the following:

•
payment of a lump sum amount equal to two times the sum of (i) the executive’s Base Salary, and (ii) the executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the Severance Period, and the denominator of which is the number of days in the year in which the termination occurs;

•	payment of a lump sum amount equal to medical coverage under our health insurance plan for a period of 18 months;

•	outplacement benefits in an amount not to exceed $20,000; and

•	immediate vesting of all of the executive’s outstanding awards.
Under this severance plan, “Cause” shall mean:

•	the willful or gross neglect by the executive of his or her employment duties;

•	the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the executive;

•	a material breach by the executive of a fiduciary duty owed to us;

•	a material breach by executive of any non-disclosure, non-solicitation or non-competition obligation owed to us; or

•	a violation by the executive of any company policy pertaining to ethics, wrongdoing or conflicts of interest.

Under this severance plan, “Good Reason” shall mean, without the executive’s prior written consent:

•	a material reduction in the executive’s rate of annual base salary from the rate of annual base salary in effect for such executive;

•	a relocation of the executive’s principal place of business more than 50 miles further from the location of the principal place of business from which executive works; or

•	a material and demonstrable adverse change in the nature and scope of the executive’s duties.
In order to invoke a termination of employment for Good Reason, the executive must provide written notice to HSNi of the existence of one or more of the conditions described in the clauses above within 90 days following the executive’s knowledge of the initial existence of such condition or conditions, and HSNi shall have 30 days following receipt of such written notice during which it may remedy the condition.
Under this severance plan, a “Change in Control” shall mean any of the following events:

•
the acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors;

•	incumbent directors cease for any reason to constitute at least a majority of the Board;

•
consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) more than 50% of the Resulting Voting Power shall reside in outstanding voting securities retained by our shareholders, and (ii) at least a majority of the members of the Board of Directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were incumbent directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	approval by our shareholders of a complete liquidation or dissolution of HSNi.
The amounts payable upon termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in any agreement to which the Executive is a party. Salary continuation payments will generally be offset by the amount of any compensation earned by an executive from other employment during the severance payment period except after a Change in Control.

Estimated Post-Employment Compensation and Benefits
The following table describes the potential payments and benefits to which our NEOs would be entitled upon termination of employment. The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2016. To the extent appropriate, the value of equity awards which could accelerate are included in the amounts described below. The price of HSNi common stock is based on the closing price on The NASDAQ Global Select Market on December 31, 2016 of $34.30. These amounts do not take into account equity grants made and contractual obligations entered into after December 31, 2016. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without Cause or Resignation for Good Reason	Change in Control	Termination w/o Cause or for Good Reason and Change in Control
Mindy Grossman
Cash Severance (salary)	$2,400,000	$—	$2,400,000
STIP or Annual Cash Bonus	1,800,000	—	1,800,000
Performance Cash	—	—	2,791,745
Stock Options and SARs (vesting accelerated)	—	—	—
RSUs (vesting accelerated)	—	—	1,777,357
MSUs (vesting accelerated)	1,207,636	1,314,719	1,314,719
PSUs (vesting accelerated)	—	—	—
Health Benefits	26,995	—	26,995
Total Estimated Value	$5,434,631	$1,314,719	$10,110,816
Judy A. Schmeling
Cash Severance (salary)	$1,125,000	$—	$1,500,000
STIP or Annual Cash Bonus	—	—	1,689,041
Performance Cash	—	—	625,054
Stock Options and SARs (vesting accelerated)	—	—	—
RSUs (vesting accelerated)	—	—	423,365
PSUs (vesting accelerated)	—	—	—
Health Benefits	26,345	—	39,518
Outplacement Benefits	—	—	20,000
Total Estimated Value	$1,151,345	$—	$4,296,978
William C. Brand
Cash Severance (salary)	$975,000	$—	$1,300,000
STIP or Annual Cash Bonus	—	—	1,463,836
Performance Cash	—	—	510,084
Stock Options and SARs (vesting accelerated)	—	—	—
RSUs (vesting accelerated)	—	—	359,464
PSUs (vesting accelerated)	—	—	—
Health Benefits	17,815	—	26,723
Outplacement Benefits	—	—	20,000
Total Estimated Value	$992,815	$—	$3,680,107
Gregory J. Henchel
Cash Severance (salary)	$712,500	$—	$950,000
STIP or Annual Cash Bonus	—	—	855,781
Performance Cash	—	—	294,504
Stock Options and SARs (vesting accelerated)	—	—	—
RSUs (vesting accelerated)	—	—	208,167
PSUs (vesting accelerated)	—	—	—
Health Benefits	17,689	—	26,533
Outplacement Benefits	—	—	20,000
Total Estimated Value	$730,189	$—	$2,354,985
Maria D. Martinez
Cash Severance (salary)	$502,125	$—	$669,500
STIP or Annual Cash Bonus	—	—	603,100
Performance Cash	—	—	103,233
Stock Options and SARs (vesting accelerated)	—	—	—
RSUs (vesting accelerated)	—	—	153,733
PSUs (vesting accelerated)	—	—	—
Health Benefits	18,070	—	27,105
Outplacement Benefits	—	—	20,000
Total Estimated Value	$520,195	$—	$1,576,671
Jeffrey C. Kuster (1)	—	—	—
(1) Mr. Kuster resigned effective June 21, 2016 and was not entitled to any payments as a result of termination without cause, resignation for good reason or change in control at year-end.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal and Required Vote
Proposal 3 is to approve on an advisory basis the compensation of our named executive officers, or NEOs, disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and narrative discussion. This proposal asks our shareholders to approve the following resolution:

Resolved, that the shareholders advise that they approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).

The advisory vote is non-binding, meaning that our Board will not be obligated to take any compensation actions or adjust our executive compensation in response to the vote. The proposal gives shareholders the opportunity to endorse or not endorse our fiscal 2016 executive compensation, including philosophy, programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, the Compensation and Human Resources Committee, or the Compensation Committee, and the Board will review the results of the vote. To the extent there is a significant vote against the compensation of our NEOs, we would expect to communicate with our shareholders to better understand the concerns that influenced that vote. The Board and Compensation Committee would consider constructive feedback obtained through this process in making future determinations concerning our executive compensation.

Information Regarding Executive Compensation

As described in the Executive Compensation and the Compensation and Discussion Analysis sections included in this proxy statement, the Compensation Committee has developed an executive compensation program and related practices, policies and procedures, designed to attract and retain talent critical to our long-term success, reward performance and align the interests of our NEOs with the interests of our shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is directly related to performance factors that measure our progress against the goals of our operating plan. We believe that our executive compensation program is strongly aligned with the interests of our shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement, which discuss and describe how our compensation policies and procedures implement our compensation philosophy. Management of the Company and the Compensation Committee believe that the compensation program is instrumental in helping HSNi achieve strong financial performance.

The Board of Directors unanimously recommends that the shareholders vote FOR approval of the resolution set forth above.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF VOTING
ON EXECUTIVE COMPENSATION

Proposal and Required Vote

Proposal 4 is to vote on a non-binding advisory proposal regarding the frequency of future advisory shareholder votes on the compensation of our NEOs discussed in Proposal 3. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Reform Act, at least once every six years, we are required to provide our shareholders with the right to cast an advisory vote on the frequency of the advisory votes on executive compensation. In casting their advisory vote, shareholders may choose among the following four options: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial) or (4) to abstain from voting on the matter.

Because your vote is advisory, it will not be binding upon the company or the Board of Directors; however, the Board of Directors will take into account the outcome of the vote when considering the frequency of the advisory shareholder vote on executive compensation.

Information Regarding Frequency of Review of Executive Compensation

The Board believes that a triennial vote is most appropriate because a three-year period is more closely aligned with the longer-term view that the Compensation Committee takes with respect to significant components of our NEOs’ compensation, and would provide shareholders the appropriate time frame to evaluate the effectiveness of these programs. Additionally, a longer period of time between votes would provide the opportunity for shareholders and advisory services to engage in more thoughtful analysis and would facilitate more meaningful dialogue between shareholders and the Board regarding our executive compensation practices, which are best measured over a more complete awards cycle.

Like the advisory vote on compensation, the advisory vote on frequency of such vote is non-binding. Although the vote is non-binding, our Board and the Compensation Committee will review the voting results and, depending on the voting results, the Board and the Compensation Committee may consider an advisory vote more frequently than triennially.

The Board of Directors unanimously recommends that the shareholders vote for the approval, on an advisory basis, of a triennial vote, or vote every three years, on the compensation of our NEOs.

PROPOSAL 5—APPROVAL OF HSN, INC. 2017 OMNIBUS INCENTIVE PLAN

Proposal and Required Vote

Proposal 5 is to approve the HSN, Inc. 2017 Omnibus Incentive Plan, referred to as the "2017 Plan," which was approved by the Board of Directors of the Company subject to shareholder approval at the 2017 Annual Meeting. The 2017 Plan is attached as Annex A to this Proxy Statement. If approved by shareholders, future Compensation Committee approved short-term and long-term incentive programs for HSNi leadership will be administered under the 2017 Plan and no further grants will be made under the 2008 Stock and Annual Incentive Plan (the "2008 Plan").
The 2017 Plan authorizes the grant of up to 10,100,000 shares, less any awards granted under the 2008 Plan between January 1, 2017 and the effective date of the 2017 Plan. The Compensation Committee and entire Board unanimously recommends approving the 2017 Plan in light of, among other things, the following:

•
We believe that equity ownership is important to effectively retain and motivate the leadership of our company. To achieve this, HSNi has implemented a long-term incentive program providing for the grant of equity awards to leadership and members of the Board of Directors so that their interests continue to be aligned with those of our shareholders.

•	Leadership and members of the Board of Directors are also subject to stock ownership guidelines.

•
The 2017 Plan provides flexibility to grant or award stock options, stock appreciation rights, restricted stock awards, restricted stock units, other equity-based awards, including performance-based awards. The 2017 Plan will govern future awards including grants of cash awards that are intended to be deductible under 162(m) of the Code and compensation to members of the Board of Directors. It is important that we have a plan that allows us to effectively implement our compensation strategies, including but not limited to our short and long-term incentive programs, and our non-employee director compensation program.

•
A critical component of the long-term incentive compensation program is to provide for the grant of equity awards. The Company must have sufficient shares of common stock available for awards so that the Board and management may effectively implement these compensation strategies and programs that closely align compensation with the changes in shareholder value.

•
In addition to the foregoing, Section 162(m) of the Code stipulates that HSNi may not deduct compensation of more than $1 million that is paid to certain “covered employees.” The limitation on deductions does not apply, however, to qualified “performance-based compensation.” The 2017 Plan prescribes the criteria by which the Compensation Committee may set the performance goals so that awards pursuant to the 2017 Plan may constitute performance-based compensation that is not subject to the deductibility limit of Section 162(m). Approval of the 2017 Plan includes approving the material terms of the performance goals provided for in the 2017 Plan.

•
The 2017 Plan authorizes the issuance of up to 10,100,000 shares. If the 2017 Plan is not approved by shareholders, then the 2017 Plan will not be implemented. HSNi will continue to grant equity awards under the 2008 Plan until the earlier of the date the 2008 Plan expires or there are no more shares available under the 2008 Plan. If the 2017 Plan is not approved by shareholders, the Company will not have the ability to issue equity or equity based awards once the 2008 Plan is depleted or expires. The 2008 Plan expires in approximately one year and after making the 2017 annual grants in February, the 2008 Plan has approximately 490,000 shares available for grant.

The Compensation Committee and the entire Board of Directors recommend approval of the 2017 Plan to ensure that HSNi has adequate shares available for issuance and so that the performance-based awards granted pursuant to the 2017 Plan qualify for deduction as performance-based compensation. Approval of this proposal requires the affirmative vote of a majority of the votes cast.

The Board of Directors unanimously recommends a vote FOR approval of the HSN, Inc. 2017 Omnibus Incentive Plan.

Considerations for the Approval of the 2017 Plan
The 2017 Plan has been designed to build upon the effectiveness of the 2008 Plan and incorporates governance best practices to further align our equity compensation program with the interests of our shareholders. The following is a list of some of the primary factors to be considered by shareholders in connection with approving the 2017 Plan:

Governance Best Practices. The 2017 Plan incorporates the following corporate governance best practices that protect the interests of our shareholders:

•
No evergreen provision. The 2017 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without shareholder approval.

•
Restricted dividends and dividend equivalents. The 2017 Plan permits payment of dividends and dividend equivalents on all full-value awards (both time-based and performance-based) only if and when the underlying award vests. The 2017 Plan also prohibits the payment of dividend equivalents on shares subject to outstanding options or SAR awards.

•	Minimum vesting period. The 2017 Plan imposes a one-year minimum vesting requirement on all equity based awards, with a limited exception for up to 5% of the share reserve.

•
No “liberal” change in control definition; No automatic “single-trigger” vesting. The change in control definition in the 2017 Plan is not “liberal” and, for example, would not occur merely upon shareholder approval of a merger transaction; rather, a change in control must actually occur in order for the change in control provisions in the 2017 Plan to be triggered. Furthermore, the 2017 Plan does not automatically provide “single-trigger” vesting on a change in control; rather, it enables the Committee to exercise discretion to determine the appropriate treatment.

•
No discount stock options or stock appreciation rights. The 2017 Plan requires that stock options and stock appreciation rights have an exercise price equal to no less than 100% of the fair market value on the date of grant.

•
No repricings or cash buyout of “underwater” awards. Repricing of options and SAR awards, cash buyouts of underwater options or SARs, and/or exchanges of underwater options or SARs for other Awards is prohibited without shareholder approval.  However, adjustments with respect to a change in control or an equitable adjustment in connection with certain corporate transactions are permitted.

•
Clawback of awards. The Committee has the authority to implement any clawback policy or procedures necessary to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and has the authority to subject awards under the 2017 Plan to any clawback or recoupment policies that the Company has in place from time-to-time.

•
Share ownership guidelines. Our Chief Executive officer and or other named executive officers are subject to share ownership guidelines, as described in “Compensation Discussion and Analysis-Stock Ownership Guidelines.”

•
No tax gross-ups. No participant is entitled under the 2017 Plan to any tax gross-up payments for any excise tax pursuant to Sections 280G or 4999 of the Code that may be incurred in connection with awards under the 2017 Plan.

Modest Share Usage and Shareholder Dilution. When determining the number of shares authorized for issuance under the 2017 Plan, the Board and the Committee carefully considered the potential dilution to our current shareholders as measured by our “run rate,” “overhang” and projected future share usage.

•
Low run rate. The “run rate” is the ratio of the number of shares underlying awards, including performance-vesting awards valued at 100% of target, granted during a year to the number of basic weighted average common shares outstanding at fiscal year-end. Any performance-vesting awards earned above the 100% target are included in the burn rate in the year paid. Our modest three-year average run rate of 1.72%, demonstrates our prudent approach to the grant of equity incentive compensation and our commitment to aligning our equity compensation program with the interests of our shareholders.

•
Low overhang. We are committed to limiting shareholder dilution from our equity compensation programs. Over the past three years, our overhang has averaged 9.52%. If the 2017 Plan is approved by our shareholders, our overhang would be 20.0%. We calculate “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance for future awards, divided by (b) the total number of shares outstanding, including shares underlying outstanding awards and shares available for issuance under future awards.

•
Conservative Projected Share Usage. Based on our conservative usage of shares authorized for issuance under the 2017 Plan and our reasonable expectation of future equity usage, we believe that the number of shares being requested for authorization under the 2017 Plan will last approximately five to six years.

•
Section 162(m) of the Code. As discussed in more detail below, approval by our shareholders of the 2017 Plan will provide us flexibility to grant cash- and equity-based awards that qualify as performance-based compensation in accordance with Section 162(m) of the Code.

•
Attract and Retain Talent. We grant equity incentive awards to a broad spectrum of our employees, not only executives and named executive officers. Approving the 2017 Plan will enable us to continue to recruit, retain and motivate top talent at many levels within our Company necessary to our success following the expiration of the 2008 Plan.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2008 Plan as of December 31, 2016:

2008 Stock & Annual Incentive Plan
Total shares underlying outstanding options and SARs	2,580,217
Weighted average exercise price of outstanding options and SARs	$45.66
Weighted average remaining contractual life of outstanding options and SARs (yrs)	6.6
Total shares subject to outstanding, unvested full-value RSU, MSU and PSU awards	1,058,015
Total shares currently available for grant	1,669,753
Summary of Plan
The purpose of the 2017 Plan is to assist management in attracting, retaining and motivating officers and employees, and to enable the Company to provide incentives more directly linked to the profitability of our business and increases in shareholder value. Awards under the 2017 Plan are designed to motivate our employees to focus on long-term performance through cash or equity awards and reinforce accountability by linking a portion of executive compensation to our short and long-term performance goals.
The 2017 Plan gives the Board of Directors, and by designation the Compensation Committee, broad authority to grant awards under the 2017 Plan, to select eligible individuals to receive awards under the 2017 Plan and to determine the terms and conditions of those awards.
Below you will find more detailed information regarding the 2017 Plan. This summary does not purport to be complete and is subject to and qualified in its entirety by, the 2017 Plan, a copy of which has been filed with the SEC with this proxy statement as Appendix A.
Administration
The 2017 Plan will be administered by the Compensation Committee or such other committee of the Board as the Board of Directors may from time-to-time designate. Among other things, the committee will have the authority to select individuals to whom Awards may be granted, to determine the type of Award, as well as the number of shares of common stock to be covered by each Award, to establish the performance goals upon which Awards are made under the 2017 Plan and to determine the terms and conditions of any such awards.
Performance Goals
The 2017 Plan allows the Compensation Committee to establish the performance goals in connection with the Awards granted under the 2017 Plan. The performance goals upon which the payment or vesting of an Award to a covered employee that is intended to qualify as “performance-based compensation” depends shall relate to one or more of the following performance measures: earnings per share, net income, net profit after tax, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, gross profit, free cash flow, operating cash flow, total cash flow, cash generation, unit volume, market share, sales, asset quality, operating income, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), gross margin, operating margin, cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital or invested capital, and/or stock price, with respect to the Company and/or any Subsidiary, Affiliate, division or department of the Company.  Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries or one or more indices. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), or may be based on financial metrics that are determined on an adjusted GAAP or non-GAAP basis when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter).

Eligibility
Persons who serve as directors (including Non-Employee Directors), officers, employees, consultants and other service providers of the Company or any of its Subsidiaries or Affiliates, and prospective employees, officers, directors, consultants and other service providers who have accepted offers of employment, consultancy or service from the Company or its Subsidiaries or Affiliates will be eligible to receive Awards under the 2017 Plan. As of March 1, 2017, approximately 7,000 employees (including all named executive officers) and all nine Non-Employee Directors would be eligible to participate in the 2017 Plan.
Shares Subject to the 2017 Plan
The 2017 Plan authorizes the issuance of up to 10,100,000 shares of our common stock less:

•
(x) one (1) share for every one (1) share that was subject to an option granted after December 31, 2016 under the 2008 Plan, (y) one (1) share for every one (1) share that was subject to a stock appreciation right granted after December 31, 2016 under the 2008 Plan, provided that, if under the terms of the applicable stock appreciation right award the participant will receive less than one share for each share subject to such stock appreciation right (a “Capped SAR”), then the share reserve shall be reduced by the applicable maximum number of Shares (or fractional Shares) subject to such Capped SAR, and (z) 3.16 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after December 31, 2016 under the 2008 Plan.

•
Awards granted under the 2017 Plan will generally be counted against the maximum shares authorized under the 2017 Plan as follows: (i) one share for option and SAR Awards (or, in the case of a Capped SAR, the maximum fractional share subject to such Capped SAR) and (ii) 3.16 shares for every share subject to an award other than an option or SAR. No single participant may be granted awards in any fiscal year in excess of 1,000,000 shares for Options and Stock Appreciation Rights; 500,000 shares for Restricted Stock Awards, Stock Units, Performance Awards and/or Other Share-Based Awards that are denominated in Shares; and $10,00,000 for Awards denominated in cash. The 2017 Plan also limits the aggregate amount of cash and share based Awards granted to any Non-Employee Director during any single fiscal year to a maximum of $750,000. However, the Committee may make exceptions to the limitation on Non-Employee Director compensation (i) for a non-executive chair of the Board or, (ii) in extraordinary circumstances for other individual Non-Employee Directors, provided the affected director does not participate in the decision to award such additional compensation.

•
The shares of our common stock subject to grant under the Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time-to-time by the Board of Directors. To the extent that any Award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any Award is settled for cash, the shares of common stock subject to such Awards not delivered as a result thereof will again be available for Awards under the 2017 Plan. If the exercise price of any option and/or the tax withholding obligations relating to any Award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits in the 2017 Plan. To the extent any shares of common stock subject to an Award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such Award, such shares of common stock will not be deemed to have been delivered for purposes of the limits set forth in the 2017 Plan.

•
The 2017 Plan provides that in the event of certain extraordinary corporate transactions (such as a merger, consolidation, liquidation or other similar events), the committee or the Board of Directors may make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in the Plan, (iii) the number and kind of shares or other securities subject to outstanding awards; and (iv) the exercise price of outstanding options and SARs. Notwithstanding the foregoing, the 2017 Plan also provides that the Board of Directors may not decrease the exercise price for other than extraordinary events, as defined in Section 3(h) of the Plan, except upon approval of our shareholders.

Types of Awards
Several types of stock grants can be made under the 2017 Plan, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards and other awards. However, no awards have been granted or are outstanding under the 2017 Plan. A more detailed summary of these types of grants is set forth below.
Stock Options and Stock Appreciation Rights
Stock options granted under the 2017 Plan may either be incentive stock options or nonqualified stock options. SARs granted under the Plan may either be granted alone or in tandem with a stock option. SARs may be settled in cash or stock, at the discretion of the Board or the Compensation Committee, although only stock-settled SARs have been issued to date. Holders of stock-settled SARs will only receive shares with a value equal to the spread between the current market price per share of common stock and the exercise price. The exercise price of options and SARs cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. The Committee may also limit the maximum appreciation of a SAR award. Optionees may pay the exercise price in cash or, if approved by the committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and SARs will be as determined by the committee, but options and SARs may not have a term longer than ten years from the date of grant. The committee will determine the vesting and exercise schedule of options and SARs, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and SARs terminate upon the cessation of employment, and vested options and SARs will remain exercisable for the shorter of (i) the original term or (ii) one year after the award holder’s death, disability or retirement, and 90 days after the award holder’s termination for any other reason. Vested options and SARs will also terminate upon the optionee’s termination for cause (as defined in the 2017 Plan). Stock options and SARs are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or SARs, as otherwise expressly permitted by the committee including, if so permitted, pursuant to a transfer to the participant’s family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. Neither options nor SARs awards are permitted to include the right to receive dividends or dividend equivalents.
Restricted Stock and Restricted Stock Units
RSUs are awards in the form of phantom shares or units that are denominated in a hypothetical equivalent number of shares of our common stock. At the time of grant, HSNi determines if the RSUs will be settled in cash, stock or both. The value to the holder of the RSU is based upon the market value of our stock when the RSUs vest. RSU and restricted stock may be granted with such restriction periods as the committee may designate. The committee may provide at the time of grant that the vesting of RSU or restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. The committee may grant RSUs payable in cash or shares of common stock. The terms and conditions of RSUs or restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the committee may require that the stock certificates evidencing restricted shares be held by HSNi. Neither RSUs nor restricted stock may be sold, assigned, transferred, pledged or otherwise encumbered, and are generally forfeited upon termination of employment, unless otherwise provided by the committee. Other than such restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a shareholder with respect to the restricted stock award.
Other Stock-Based Awards
Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the 2017 Plan.
Bonus Awards
Bonus awards granted to eligible employees of HSNi and its subsidiaries and affiliates under the Plan will be based upon the attainment of the performance goals established by the committee for the performance period it may establish. Bonus awards earned by any individual will be limited to $10 million for any fiscal year. Bonus awards will be paid in cash or, at the discretion of HSNi, in HSNi common stock. The committee may reduce or eliminate a participant’s Bonus Award for any Performance Period notwithstanding the achievement of performance goals.
Change in Control
In the event of a Change in Control (as defined in the 2017 Plan), the committee has discretion to determine the treatment of awards granted under the 2017 Plan, including providing for the acceleration of such awards upon the occurrence of the Change in Control and/or upon a qualifying termination of employment (e.g., without cause or for good reason) following the Change in Control.
The Compensation Committee has recommended that accelerated vesting of awards be permitted only upon the occurrence of both (i) a Change in Control and (ii) a qualifying termination of employment. Historically, awards recently made by HSNi include a provision to this effect.
No Repricing
In no event may any option or SAR granted under the 2017 Plan be amended, other than in the event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in exchange for cash, another Award or in conjunction with the grant of any new option or SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such option or SAR, unless such amendment, cancellation, or action is approved by our shareholders.
No Dividends or Dividend Equivalents on Unearned Awards
The 2017 Plan permits payment of dividends and dividend equivalents on all full-value awards (both time-based and performance-based) only if and when the underlying award vests. The 2017 Plan also prohibits the payment of dividend equivalents on shares subject to outstanding options or SAR awards.
Minimum Vesting Requirement Applicable to All Awards
The 2017 Plan imposes a one-year minimum vesting requirement on all equity based awards, with a limited exception for up to 5% of the share reserve. For administrative convenience, to address annual meeting dates that may on occasion be slightly shorter than the precise one-year anniversary of the preceding annual meeting, the 2017 Plan provides that director equity awards which vest no earlier than two weeks prior to the anniversary date of the immediately preceding year's annual meeting are deemed to comply with the minimum vesting requirement.
Withholding for Payment of Taxes
The Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to Committee approval and to the terms of the 2017 Plan, a Participant may settle such a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. The Company has the right to deduct any such taxes from any payment otherwise due to a Participant.
Amendment and Discontinuance
The 2017 Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may impair the rights of a participant with respect to a previously granted Award without the participant's consent. Amendments to the 2017 Plan will require shareholder approval to the extent such approval is required by law or agreement.
Federal Income Tax Consequences
The following summary sets forth the general tax treatment of awards granted under the 2017 Plan expected for U.S. citizens under current U.S. federal income tax laws. The below does not include a summary of any state, local or foreign laws for which a recipient may be subject to.
With respect to nonqualified stock options, an option will not be subject to taxable income (and we will not be entitled to any related deduction) at the time the stock option is granted. We are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.
The current federal income tax consequences of other awards authorized under the 2017 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant by filing a Section 83(b) election); RSUs, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.
Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2017 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (i) the award is granted by a compensation committee composed solely of two or more “outside directors,” (ii) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (iii) the plan is approved by the shareholders, and (iv) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.
The Plan is designed to meet the requirements of Section 162(m); however, full value awards granted under the Plan will only be treated as qualified performance-based compensation under Section 162(m) if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to options and full value awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible by the Company.
Anticipated Awards if Stock Plan is Approved
No benefits or amounts have been granted, awarded or received under the 2017 Plan. We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible employees and directors under the 2017 Plan. However, see the table below for information regarding awards that would have been received or allocated to participants under the 2017 Plan for the year ended December 31, 2016 if the 2017 plan had been in effect.

New Plan Benefits

Name	RSUs (#)	SARs (#)	PSUs (#)	STIP Dollar Value (1)
Mindy Grossman	19,335	229,823	32,089	$1,800,000
Judy A. Schmeling	5,028	59,754	8,344	546,000
William C. Brand	4,489	53,352	7,450	487,500
Gregory J. Henchel	2,625	31,191	4,356	285,000
Maria D. Martinez	1,850	21,981	3,070	200,850
Jeffrey C. Kuster	3,255	39,399	5,403	450,000
All executive officers as a group (6 persons)	36,582	435,500	60,712	3,769,350
All current non-employee directors as a group (9 persons)	23,728	—	—	—
All employees excluding current executive officers	266,183	493,490	34,483	13,831,900
(1) Represents dollar target opportunity under STIP for 2016. No STIP was paid in 2016.

Securities Authorized for Issuance under Equity Compensation Plans
The table below provides information pertaining to all compensation plans under which equity securities of our Company are authorized for issuance as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders for:
Employee equity compensation (2)	3,638,232	45.66	1,669,753
Employee stock purchase plan	—	—	511,152
Non-employee directors’ deferred compensation plan (3)	25,364	—	72,472
Subtotal	3,663,596	45.66	2,253,377
Equity compensation plans not approved by security holders:	—	—	—
Total equity compensation plans	3,663,596		2,253,377

(1)	The calculation of the weighted average exercise price excludes RSUs and PSUs that do not have an exercise price.

(2)	Includes 20,352 Adjusted Awards granted under the employee equity plan approved by the shareholders of IAC/InterActiveCorp ("IAC")prior to HSNi's spin-off from IAC in August 2008.

(3)
Represents shares to be issued under our Deferred Compensation Plan for Non-Employee Directors. Non-employee directors may defer all or a portion of their Board and committee cash compensation and can elect to have such fees applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the relevant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Officers and Directors
The following table sets forth information as of March 27, 2017, with respect to the beneficial ownership of our common stock by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock, (ii) each director and NEOs, and (iii) all of our executive officers and directors as a group. The percentages below are based on 52,368,322 shares of common stock outstanding on March 27, 2017. In each case, except as otherwise indicated in the footnotes to the table, the shares of common stock are owned directly by the named owners, with sole voting and dispositive power. Under the SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days of March 27, 2017 (such as by exercising vested stock options, RSUs or MSUs subject to vesting within 60 days).

Name and Address of Beneficial Owner	Shares	%
5% Beneficial Owners:
Liberty Interactive Corp. (1) 12300 Liberty Boulevard Englewood, CO 80112	20,016,167	38.2
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	3,086,792	5.9
Directors and NEOs:
Courtnee Chun (3)	—	*
William Costello (3)(4)(5)	35,881	*
Fiona Dias (3)	—	*
James M. Follo (3)	23,053	*
Stephanie Kugelman (3)	58	*
Arthur C. Martinez (3)	27,426	*
Thomas J. McInerney (3)(4)	53,669	*
Matthew E. Rubel (3)	—	*
Ann Sarnoff (3)	—	*
Mindy Grossman (6)	536,499	1.0
Judy A. Schmeling (7)	51,681	*
Rod R. Little (8)	—	*
William C. Brand (9)	46,745	*
Gregory J. Henchel (10)	21,140	*
Maria D. Martinez (11)	5,014	*
All executive officers and directors as a group (15 persons) (12)	801,166	1.5

*	The percentage of shares beneficially owned does not exceed 1%

(1)
Reflects shares beneficially owned by Liberty Interactive Corp. as of September 4, 2013 based on Schedule 13D/A filed with the SEC on September 11, 2013 which indicates that Liberty, whose principal business is owning a broad range of electronic retailing, media, communications and entertainment businesses and investments, has sole voting and dispositive power with respect to such shares.

(2)
Reflects shares beneficially owned by Blackrock, Inc. as of December 30, 2016 based on Schedule 13G filed with the SEC on January 24, 2017. According to its Schedule 13G, BlackRock, Inc. reported having sole voting power over 3,016,229 shares and sole dispositive power over 3,086,792 shares.

(3)
Does not include Deferred Stock Units or DSUs credited to non-employee Directors. As of March 27, 2017, the following Directors had the indicated number of DSUs credited to their account: Ms. Chun—8,572, Mr. Costello—16,022, Ms. Dias—2,067, Mr. Follo—16,022, Ms. Kugelman—16,022, Mr. Martinez—39,129, Mr. McInerney—14,328, Mr. Rubel—8,549 and Ms. Sarnoff—10,875. DSUs will be paid out in an equivalent number of shares of HSNi common stock six months after their service on the Board is complete.

(4) Messrs. McInerney and Costello maintain margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time-to-time include shares of the Company's common stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 27, 2017, Messrs. McInerney and Costello held 51,839 and 12,904 shares of common stock in such accounts, respectively.

(5)
Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of March 27, 2017, Mr. Costello had 19,959 units credited to his account under the plan. At the end of the deferral period, the units will be paid out in an equivalent number of shares of HSNi common stock.

(6)
Does not include 438,461 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 26, 2017. Includes (i) 372,774 shares represented by options which are currently exercisable, (ii) 163,726 shares held directly of which 25,000 shares Ms. Grossman has pledged as collateral to secure a loan.

(7)	Does not include 136,828 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 26, 2017. Includes 51,682 shares held directly.

(8)	Mr. Little joined the Company in January of 2017.

(9)
Does not include 147,047 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 26, 2017. Includes (i) 12,035 shares represented by options which are currently exercisable or exercisable on or before May 27, 2017 and (ii) 34,711 shares of HSNi held directly.

(10)	Does not include 61,548 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 27, 2017. Includes 21,139 shares held directly.

(11)	Does not include 22,386 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 26, 2017. Includes 5,014 shares held directly.
(12) Includes 384,809 shares represented by options which are currently exercisable.  Does not include (i) 806,270 shares represented by an equal number of SARs which are currently exercisable or exercisable on or before May 26, 2017, (ii)131,586 DSUs, and (iii) 19,959 units credited to accounts under the Deferred Compensation Plan for Non-Management.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to comply therewith during the fiscal year ended December 31, 2016. We believe that during the fiscal year ended December 31, 2016, our directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements. In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors and executive officers that no Form 5s were required to be filed under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions
We have adopted a written policy governing the review and approval of related person transactions. Consistent with applicable law and listing standards, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act. In accordance with the policy, management is required to determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of “transaction,” and if so, submit the transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, considers all facts and circumstances that it deems relevant.
Relationship Between HSNi and Liberty
Spinco Agreement
In connection with the spin-off, pursuant to a Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among HSNi, IAC, Liberty Interactive Corporation (formerly known as Liberty Media Corporation, “Liberty”) and a subsidiary of Liberty that held shares of IAC common stock and IAC Class B common stock (together with Liberty, the “Liberty Parties”), HSNi (i) assumed from IAC all rights and obligations providing for post-spin-off governance and other arrangements at HSNi under the Spinco Agreement, dated May 13, 2008, among IAC, Liberty and affiliates of Liberty that held shares of IAC common stock and/or Class B common stock at the time such Spinco Agreement was entered into, and (ii) as required by the Spinco Agreement, entered into a registration rights agreement with the Liberty Parties. Following is a summary of the material provisions of each of these agreements that remain in effect.
Representation of Liberty on the Board of Directors

The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of HSNi representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. In addition, the Governance Committee of the Board may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty, are officers or employees of HSNi or were not nominated by the Governance Committee in connection with their initial election to the Board and for whose election any Liberty Party voted shares.
Acquisition Restrictions
The Liberty Parties have agreed not to acquire beneficial ownership of any equity securities of HSNi (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty’s ownership percentage of the equity securities of HSNi, based on voting power, would not exceed the Applicable Percentage.
The “Applicable Percentage” is Liberty’s ownership percentage upon the spin-off of HSNi, based on voting power plus 5%, but in no event more than 35%. Notwithstanding the foregoing, Liberty’s beneficial ownership may increase (and has increased) above the Applicable Percentage as a result of HSNi’s share repurchase program. Following the spin-off, the Applicable Percentage for the Spinco is reduced for specified transfers of equity securities of the Spinco by the Liberty Parties.
Transfer Restrictions
Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of HSNi to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by HSNi;

•
transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of HSNi’s equity securities, giving effect to the transfer, would exceed 15%;

•
a transfer of all of the equity securities of HSNi beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

•
specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•	specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties’ equity securities in HSNi, subject to specified restrictions.
Competing Offers
During the period when Liberty has the right to nominate directors to the Board, if the Board determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that HSNi is negotiating with a single bidder, the Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.
If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of HSNi other than pursuant to an agreement with HSNi or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Board fails to take certain actions to block such third party from acquiring an ownership percentage of HSNi (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.
Other
Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and HSNi that would be reportable under the proxy rules) require the approval of the Qualified Directors.
Registration Rights Agreement
Under the registration rights agreement, the Liberty Parties and their permitted transferees (the “Holders”) will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of HSNi common stock received by the Liberty Parties as a result of the spin-off and other shares of HSNi common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the “Registrable Shares”). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.
HSNi will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify HSNi, against specified liabilities in connection with misstatements or omissions in any registration statement.
ANNUAL REPORTS AND OTHER MATERIALS
Upon written request to the Corporate Secretary, c/o HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department, we will provide without charge to each person solicited an additional copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. Copies are also available on our website, www.hsni.com. We will furnish requesting shareholders with any exhibit not contained in its Annual Report upon written request without charge.
Our code of business conduct and ethics, which applies to all employees (including executive officers) and directors is posted on our website at www.hsni.com. The code of business conduct and ethics is intended to comply with applicable laws and listing requirements. Any waivers to the code of business conduct and ethics for our executive officers and directors will also be disclosed on our website. We will furnish requesting shareholders with a copy of our code of business conduct and ethics upon written request without charge.
PROPOSALS BY SHAREHOLDERS FOR THE 2018 ANNUAL MEETING
Shareholders who intend to have a proposal considered for inclusion in HSN, Inc. proxy materials for presentation at the 2018 Annual Meeting of shareholders must submit the proposal to us at our corporate headquarters no later than 5:00 p.m., Eastern Time, December 11, 2017 which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Shareholders who intend to present a proposal at the 2018 Annual Meeting of shareholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to HSN, Inc. no earlier than January 25, 2018 and no later than 5:00 p.m., Eastern Time, February 24, 2018 in accordance with the provisions of our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 24, 2017.
The Proxy Statement and Annual Report to Shareholders are available at:

•	http://www.envisionreports.com/hsni; and

•	HSNi’s investor relations website at www.hsni.com.
YOUR VOTE IS VERY IMPORTANT. THE BOARD OF DIRECTORS ENCOURAGES YOU TO VOTE ONLINE, BY TELEPHONE OR TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED
POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

Annex A

HSN, INC.

2017 OMNIBUS INCENTIVE PLAN

Section 1.    Purpose; Definition
The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan. Certain terms used herein have definitions given to them in the first place in which they are used.  In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a)    “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.
(b)    “Applicable Exchange” means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(c)    “Award” means an equity, equity-based, cash denominated award or Bonus Award to a Participant granted pursuant to the terms of this Plan.
 (d)    “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award granted to a Participant.
(e)    “Beneficial Ownership” shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Bonus Award” means a bonus award made pursuant to Section 9.
(h)    “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause:  (A) the willful or gross neglect by a Participant of his or her employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its Subsidiaries or Affiliates; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Subsidiaries or Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement.  Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.
(i)    “Change in Control” has the meaning set forth in Section 10(b).
(j)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department.  Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(k)    “Commission” means the U.S. Securities and Exchange Commission or any successor agency.
(l)    “Committee” has the meaning set forth in Section 2(a).
(m)    “Common Stock” means common stock, par value $0.01 per share, of the Company.
(n)    “Company” means HSN, Inc., a Delaware corporation, or its successor.
(o)    “Disability” means, unless otherwise provided in an Award Agreement, (i) “Disability” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or it does not define Disability: (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the applicable Participant, or (B) if there is no such plan applicable to the applicable Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee.  Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent to avoid the imposition of taxes under Section 409A of the Code, “Disability” shall also require the Participant to be “disabled” within the meaning of Section 409A of the Code.

(p)    “Disaffiliation” means a Subsidiary or Affiliate ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company or its Subsidiaries or Affiliates.
(q)    “Eligible Individuals” means directors (including Non-Employee Directors), officers, employees, consultants and other service providers of the Company or any of its Subsidiaries or Affiliates, and prospective employees, officers, directors, consultants and other service providers who have accepted offers of employment, consultancy or service from the Company or its Subsidiaries or Affiliates.
(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(s)    “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded or quoted on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded or quoted, all as reported by such source as the Committee may select.  If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.
(t)    “Free-Standing SAR” has the meaning set forth in Section 5(b).
(u)    “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount or (ii) such later date as the Committee shall provide in such resolution.
(v)    “Group” shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.
(w)    “Incentive Stock Option” means any Option that is intended to meet the requirements of Section 422 of the Code that is so designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
(x)    “Individual Agreement” means a fully executed and properly delivered employment, consulting or similar agreement between a Participant and the Company and/or one of its Subsidiaries and/or Affiliates.
(y)    “Nasdaq” means the National Association of Securities Dealers Inc. Automated Quotation System.
(z)     “Non-Employee Director” means any individual who is a member of the Board who is not an employee of the Company or its Subsidiaries or Affiliates.
(aa)     “Nonqualified Option” means any Option that is not an Incentive Stock Option.
(bb)    “Option” means an Award granted under Section 5(a).
(cc)    “Participant” means an Eligible Individual to whom an Award is or has been granted.
(dd)    “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award.  In the case of Qualified-Performance Based Awards, (i) such goals shall be based on the attainment of one or any combination of the following:  earnings per share, net income, net profit after tax, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, gross profit, free cash flow, operating cash flow, total cash flow, cash generation, unit volume, market share, sales, asset quality, operating income, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), gross margin, operating margin, cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital or invested capital, and/or stock price, with respect to the Company and/or any Subsidiary, Affiliate, division or department of the Company and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.  Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries or one or more indices. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), or may be based on financial metrics that are determined on an adjusted GAAP or non-GAAP basis when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter). For the avoidance of doubt, with respect to Awards that do not constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, “Performance Goals” include any of the above criteria, as well as any other objective or subjective criteria that the Committee in its discretion shall determine.
(ee)     “Performance Period” means such period of time determined by the Committee and set forth in an Award Agreement over which performance of the Company, an Eligible Individual or business unit of the Company shall be measured.

(ff)    “Plan” means this HSN, Inc. 2017 Omnibus Incentive Plan, as set forth herein and as hereafter amended from time to time.
(gg)    “Prior Plan” means the HSN, Inc. 2008 Stock and Annual Incentive Plan, as amended from time to time.
(hh)    “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.
(ii)    “Restricted Stock” means an Award granted under Section 6.
(jj)    “Restricted Stock Units” means an Award granted under Section 7.
(kk)    “Resulting Voting Power” shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).
(ll)    “Retirement” means, unless otherwise provided in an Award Agreement, retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.
(mm)     “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
(nn)    “Share” means a share of Common Stock.
(oo)    “Stock Appreciation Right” has the meaning set forth in Section 5(b).
(pp)    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
(qq)    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
(rr)    “Tandem SAR” has the meaning set forth in Section 5(b).
(ss)    “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.
 (tt)    “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and all of its Subsidiaries or Affiliates.  Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a Non-Employee Director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment.  A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.  Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.

Section 2.    Administration
(a)    Committee.  The Plan shall be administered by the Compensation and Human Resources Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board.  The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals and such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan.  Among other things, the Committee shall have the authority in its sole discretion, subject to the terms and conditions of the Plan:

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;
(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Bonus Awards, other stock-based awards, cash denominated awards or any combination thereof, are to be granted hereunder;
(iii) to determine the number of Shares or amount of cash or other rights to be covered by each Award granted hereunder;
(iv) to determine the terms and conditions of each Award granted hereunder;
(v) subject to Section 12, to modify, amend or adjust the terms and conditions of any Award;
(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(vii) subject to Section 11, to accelerate the vesting or lapse of restrictions or waive any conditions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;
(viii) to interpret the terms and provisions of the Plan, any Award Agreement and any Award issued under the Plan (and any other agreements relating thereto) and to make any and all factual determinations related thereto;
(ix) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(x) to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;
(xi) to decide all other matters necessary or advisable to be determined in connection with the Plan, Award Agreement and any Award; and
(xii) to otherwise administer the Plan.
(b)    Procedures.
(i)    The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. In the event that authority is delegated to any person or persons in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such persons for such purpose.
(ii)    Subject to Section 11(c) and Section 11(d), any authority granted to the Committee may also be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
(iii)    The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Individuals, whether or not such persons are similarly situated.
(iv)    The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons at the expense of the Company. The Committee, the Company, and officers and directors shall be entitled to rely upon the advice, opinions or valuations of such persons.

(c)    Discretion of Committee.  Subject to Section 1(h), any determination made by the Committee (or by an appropriately delegated person pursuant to delegated authority under the provisions of the Plan) with respect to the Plan, any Award Agreement or any Award shall be made in the sole discretion of the Committee (or such delegate) at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Committee or any appropriately delegated person pursuant to the provisions of the Plan shall be made in their sole discretion and be final, conclusive and binding on all persons, including, but not limited to, the Company, Participants, Eligible Individuals and any beneficiaries thereof.
(d)    Award Agreements.  The terms and conditions of each equity based Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award.  The effectiveness of an Award shall not be subject to the applicable Award Agreement being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement.  Award Agreements may be amended only in accordance with Section 12 hereof. Notwithstanding the provisions of the Plan or an Award Agreement to the contrary, in the event that any term of any Award

Agreement conflicts with any provision of the Plan that specifically pertains to Section 409A of the Code, the provision of the Plan shall govern.
(e)    Minimum Vesting Schedule. Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted or, with respect to equity-based Awards to Non-Employee Directors, if earlier, the annual meeting of the Company’s stockholders that occurs in the immediately following year; provided, however, that (i) the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available Shares (the “5% Exception Limit”) authorized for issuance under the Plan pursuant to Section 3(a) below (subject to adjustment under Section 3(h)), and (ii) to the extent equity-based Awards to Non-Employee Directors vest as of a date that is earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual meeting, such Awards shall count against the 5% Exception Limit set forth in clause (i). For the avoidance of doubt, this Section 2(e) shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, including in cases of death, Disability or a Change in Control.
(f)    Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

Section 3.    Common Stock Subject to Plan
(a)    Plan Maximums.  Subject to adjustment as provided in this Section 3, a total of 10,100,000 Shares shall be authorized for Awards granted under the Plan, less:
(x) one (1) Share for every one (1) Share that was subject to an option granted after December 31, 2016 under any Prior Plan,
(y) one (1) Share for every one (1) Share that was subject to a stock appreciation right granted after December 31, 2016 under any Prior Plan, provided that, if under the terms of the applicable stock appreciation right award the Participant will receive less than one Share for each Share subject to such stock appreciation right (a “Capped SAR”), then the share reserve shall be reduced by the applicable maximum number of Shares (or fractional Shares) subject to such Capped SAR, and
(z) 3.16 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after December 31, 2016 under any Prior Plan.
Any Shares granted under this Plan that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted (or, in the case of a Capped SAR, the maximum fractional Share the Participant could receive for each Share subject to such Capped SAR), and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 3.16 Shares for every one (1) Share granted.  The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be equal to the number of Shares available for grant under this Plan as of the Effective Date (as defined in Section 12(a)).  Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares. After the Effective Date of the Plan, no awards may be granted under any Prior Plan.
 (b)    If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on the basis set forth in Section 3(d) or (ii) after December 31, 2016 any Shares subject to an award under any Prior Plan are forfeited, an award under any Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under any Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award (including on payment in Shares on exercise of a stock appreciation right), then in each such case the Shares subject to the Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on the basis set forth in Section 3(d).
(c)    In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on the basis set forth in Section 3(d). In the event that after December 31, 2016 (i) any option or award under any Prior Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on the basis set forth in Section 3(d).
(d)    Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan (or, in the case of a Capped SAR, the maximum fractional Share the Participant could receive for each Share subject to such Capped SAR), and (ii) as 3.16 Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.
(e)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a Participant under Section 3(f), nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in Section 3(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3(b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
(f)    Individual Limits for Section 162(m) Purposes.  Subject to adjustment as provided in Section 3(h), the following limits will apply to Awards of the specified type granted to any one Participant in any single fiscal year:
(x) Appreciation Awards -- Options and Stock Appreciation Rights: 1,000,000 Shares;
(y) Full Value Awards -- Restricted Stock Awards, Restricted Stock Units and/or Other Share-Based Awards that are denominated in Shares: 500,000 Shares; and
(z) Cash Awards - Bonus Awards and other Awards that are denominated in cash: $10,000,000.
In applying the foregoing limits, (I) all Awards of the specified type granted to the same Participant in the same fiscal year will be aggregated and made subject to one limit; (II) the limits applicable to Options and Stock Appreciation Rights refer to the maximum number of Shares deliverable pursuant to those Awards; (III) the share limit under clause (y) refers to the maximum number of Shares that may be delivered under an Award or Awards of the type specified in clause (y) assuming a maximum payout; (IV) the dollar limit under clause (z) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (z) assuming a maximum payout; (V) the respective limits for Awards of the type specified in clause (y) and clause (z) are only applicable to Awards that are intended to comply with the performance-based exception under Code Section 162(m); (VI) if the Committee determines to settle a stock-denominated Award in cash, the maximum aggregate amount of cash that may be paid pursuant to such Awards to any Participant in any fiscal year shall be equal to Fair Market Value of a Share as of the relevant payment or settlement date multiplied by the number of Shares described in the preceding clause (y); and (VII) each of the specified limits in clauses (x), (y) and (z) is multiplied by two (2) for Awards granted to a Participant in the year such Participant’s employment commences.
(g)    Non-Employee Director Limits. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Share based Awards granted to any Non-Employee Director during any single fiscal year, taken together with any cash fees paid to such Non-Employee Director during such fiscal year, shall not exceed $750,000. The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual Non-Employee Directors, as the Committee may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(h)    Adjustment Provision.  In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (ii) the various maximum limitations set forth in Sections 3(a) and 3(f) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (iii) the number and kind of Shares or other securities subject to outstanding Awards; (iv) the exercise price of outstanding Options and Stock Appreciation Rights; and/or (v) the vesting or Performance Goals of any Award.  In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (ii) the various maximum limitations set forth in Sections 3(a) and 3(f) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (iii) the number and kind of Shares or other securities subject to outstanding Awards; (iv) the exercise price of outstanding Options and Stock Appreciation Rights; and/or (v) the Performance Goals of any Award.  In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).  The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards, including without limitation, to reflect any Share Change and any Corporate Transaction and any unusual, infrequently occurring or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, change in fiscal year, foreign exchange gains and losses, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code.  Any adjustment under this Section 3(h) need not be the same for all Participants.
(i)    Section 409A; Section 424.  Notwithstanding the foregoing:  (i) any adjustments made pursuant to Section 3(h) to Awards that are considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3(h) to Awards that are not considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3(h) to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto as of the Grant Date and (iv) any adjustment made pursuant to Section 3(h) to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424 of the Code.
Section 4.    Eligibility
Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).
Section 5.    Options and Stock Appreciation Rights
(a)    Types of Options.  Options may be of two types: Incentive Stock Options and Nonqualified Options.  The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option; provided, however, that if the Award Agreement contains no such indication, the Option shall be a Nonqualified Option.
(b)    Types and Nature of Stock Appreciation Rights.  Stock Appreciation Rights may be of two types: “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option.  Subject to any maximum value cap contained in the terms of a SAR Award, upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value (or, if determinable, the trading price) of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised.  The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
(c)    Tandem SARs.  A Tandem SAR may be granted at the Grant Date of the related Option.  A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option.  A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.
(d)    Exercise Price.  Other than in connection with Substitute Awards, the exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share (110% of the Fair Market Value of a Share for Incentive Stock Options granted to a Participant who at the time of grant owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company) on the applicable Grant Date.  In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(h) or in connection with a Change in Control, to decrease the exercise price thereof, be cancelled when the exercise price exceeds the Fair Market Value in exchange for cash, another Award or in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.
(e)    Term.  Unless otherwise provided by the Committee at the time of grant, the Term of each Option and each Free-Standing SAR shall be ten years from the Grant Date (or such lesser period if such Option is an Incentive Stock Option and such lesser period is required in accordance with Section 422 of the Code). The Committee may fix the Term of each Option and each Free-Standing SAR at the time of grant, but such Term shall not exceed ten years from the Grant Date. Notwithstanding the foregoing and to the extent permitted by Section 409A of the Code, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.
(f)    Vesting and Exercisability.  Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.  If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.  In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.
(g)    Method of Exercise.  Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares.  In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept.  If approved by the Committee, payment, in full or in part, may also be made as follows:
(i)    Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only to the extent such payment would not result in the Incentive Stock Option failing to retain its status as an Incentive Stock Option, unless otherwise determined by the Committee.
(ii)    To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes.  To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.  To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.
(iii)    Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised, together with applicable withholding taxes.
(h)    Delivery; Rights of Stockholders.  No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld.  The applicable Participant shall only have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.
(i)    Terminations of Employment.  Subject to Section 10, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:
(i)    Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such Termination of Employment and (B) the expiration of the Term thereof;
(ii)    Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;
(iii)    Upon a Participant’s Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;
(iv)    Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and
(v)    Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).
Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.  If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.
(j)    Nontransferability of Options and Stock Appreciation Rights.  No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.  For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.  A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence.  Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

Section 6.    Restricted Stock
(a)    Nature of Awards and Certificates.  Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the HSN, Inc. 2017 Omnibus Incentive Plan and an Award Agreement.  Copies of such Plan and Agreement are on file at the offices of HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b)    Terms and Conditions.  Shares of Restricted Stock shall be subject to the following terms and conditions:
(i)    The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant.  In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award.  The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.
(ii)    Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(iii)    Except as provided in this Section 6 and 2(f) and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash, Common Stock or other property corresponding to the dividends payable on the Restricted Stock.  If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, (B) subject to any adjustment pursuant to Section 3(h), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock and (C) dividends payable in the form of other property shall be automatically deferred and held subject to the vesting of the underlying Restricted Stock.
(iv)    Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.
(v)    If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.
Section 7.    Restricted Stock Units
(a)    Nature of Awards.  Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.
(b)    Terms and Conditions.  Restricted Stock Units shall be subject to the following terms and conditions:

(i)    The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant.  In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Awards as Qualified Performance-Based Awards.  The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant.  An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.
(ii)    Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
(iii)    Subject to Section 2(f), the Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).
(iv)    Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units, provided, however, if any of such Participant’s Restricted Stock Units constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Units shall not occur until the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement.
(v) The Participant shall not have any rights as a stockholder with respect to Shares subject to a Restricted Stock Unit Award, unless and until such time as Shares are delivered to the Participant pursuant to the terms of the Restricted Stock Unit Award.
Section 8.    Other Stock-Based Awards
Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan. The Participant shall not have any rights as a stockholder with respect to Shares subject to other Awards that are not Awards of Shares, unless and until such time as Shares are delivered to the Participant in settlement of such Award pursuant to the terms of the Award.

Section 9.    Bonus Awards
(a)    Determination of Awards.  The Committee shall determine the total amount of Bonus Awards for each Performance Period as the Committee may establish in its sole discretion. With respect to covered employees, the Committee shall (i) prior to the beginning of the Performance Period, or (ii) such later date as may be permitted by the Internal Revenue Service under Section 162(m) of the Code, establish Performance Goals for Bonus Awards. Performance Goals may be established at a later date for Participants who are not “covered employees” (within the meaning of Section 162(m)(3) of the Code).
(b)    Payment of Awards.  Bonus Awards under the Plan shall be paid in cash or in Shares (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Performance Period.  It is intended that a Bonus Award will be paid no later than the fifteenth (15th) day of the third month following the later of:  (i) the end of the Participant’s taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (ii) the end of the Company’s fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant.   The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonus Awards payable hereunder (provided such deferral complies with Section 409A of the Code). The Bonus Award for any Performance Period may be reduced or eliminated by the Committee in its discretion. The Participant shall not have any rights as a stockholder with respect to Shares subject to a Bonus Award, unless and until such time as Shares are delivered to the Participant pursuant to the terms of the Bonus Award.

Section 10.    Change in Control Provisions
(a)    Impact of Event on Awards.  Subject to Section 12(d), unless otherwise provided in any applicable Award Agreement, in connection with a Change in Control, the Committee may make such adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, the acceleration of vesting of Awards either upon a Change in Control or upon a termination of employment following a Change in Control.  The Committee may provide for such adjustments as a term of the Award or may make such adjustments following the granting of the Award.
(b)    Definition of Change in Control.  For purposes of the Plan, unless otherwise provided in an Award Agreement, Individual Agreement or other agreement relating to an Award, a “Change in Control” shall mean the happening of any of the following events:
(i)    The acquisition by any individual, entity or Group (a “Person”), other than the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or
(ii)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities and such Resulting Voting Power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Section 11.    Qualified Performance-Based Awards; Section 16(b)
(a)    The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)).  When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award; and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).
(b)    Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals (as certified in writing by the Committee, except if compensation is attributable solely to the increase in the value of the Common Stock), together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate, and no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption;

provided, however, that (i) the Committee may provide, either in connection with the grant of the applicable Award or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify for the Section 162(m) Exemption as of the Grant Date, and (ii) the provisions of Section 10 shall apply notwithstanding this Section 11(b).
 (c)    The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.
(d)    The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”).  Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).
Section 12.    Term, Amendment and Termination
(a)    Effectiveness.  The Plan shall be effective as of the date it is duly approved by the Company’s stockholders (the “Effective Date”).
(b)    Termination.  The Plan will terminate on the tenth anniversary of the Effective Date.  Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.
(c)    Amendment of Plan.  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules.  In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.
 (d)    Amendment of Awards.  Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted and any Award Agreement, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant’s consent materially impair the rights of a Participant with respect to an Award, except such an amendment made to cause the Plan, Award Agreement or Award to comply with applicable law, stock exchange rules or accounting rules.
Section 13.    Unfunded Status of Plan
It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any provision of this Plan to the contrary, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.
Section 14.    General Provisions
(a)    Conditions for Issuance.  The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions:  (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
(b)    Additional Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)    No Contract of Employment or Service.  The Plan shall not constitute a contract of employment or service, and adoption of the Plan shall not confer upon any employee, director or consultant any right to continued employment or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any employee, director or consultant at any time.
(d)    Required Taxes.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement at the minimum statutory rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences and is permitted under applicable tax withholding rules).  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
(e)    Limitation on Dividend Reinvestment and Dividend Equivalents.  Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards).  In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).
(f)    Designation of Death Beneficiary.  The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised. A designation by a Participant under any Prior Plans shall remain in effect under the Plan unless such designation is revoked or changed under the Plan. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under plans of this type and is not preempted by laws which recognize the provisions of this Section 14(f).
(g)    Subsidiary Employees.  In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.  All Shares underlying Awards that are forfeited or canceled should revert to the Company.
(h)    Governing Law and Interpretation.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Plan are not part of the provisions hereof and shall have no force or effect. To the extent of any conflict between the Plan and any Award Agreement, the Plan will control, provided, however, that any Award Agreement may impose greater restrictions or grant lesser rights than the Plan.
(i)    Non-Transferability.  Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
(j)    Fractional Shares.  Notwithstanding other provisions of the Plan or any Award Agreements thereunder, the Company shall not be obligated to issue or deliver fractional Shares pursuant to the Plan or any Award and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated with, or without, consideration.
(k)    Clawback Policy. Notwithstanding any other provision of the Plan or any Award Agreement by accepting an Award, each Participant agrees to reimburse the Company with respect to any Award granted under the Plan (or any prior plan) to the extent required by any clawback, adjustment or recoupment policy of the Company now in effect or as may be adopted by the Corporation from time to time as required by Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law, regulation, order or stock exchange listing requirement. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy.  Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards. This Section shall not limit the Company’s right to revoke or cancel an Award or take other action against a recipient of an Award for any other reason, including, but not limited to, misconduct.
(l)    Foreign Employees and Foreign Law Considerations.  The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.
(m)    Section 409A of the Code.  It is the intention of the Company that Awards shall either be exempt from or structured to avoid taxation under Section 409A of the Code, and the Plan, any Award Agreements and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, solely with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code and where a Change in Control is a payment, delivery or issuance event, or changes the time and form of payment, delivery or issuance (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a "change in the ownership", "change in effective control", and/or a "change in the ownership of a substantial portion of assets" of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant's rights to such Award become vested or otherwise unconditional upon the Change in Control. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Employment shall, to the extent required under Section 409A of the Code, be delayed until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment if the Participant is a “specified employee” within the meaning of Section 409A of the Code, and (B) the Participant’s death.
(n) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards (whether or not similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan and the terms and provisions of such Awards.

HSN, INC.

IMPORTANT ANNUAL MEETING INFORMATION		Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 23, 2017.
Vote by internet
• Go to www.envisionreports.com/HSNI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed; FOR Proposals 2, 3 and 5; and "3 Years" for Proposal 4.

1. Election of Directors:	01 - Courtnee Chun	02 - William Costello	03 - Fiona Dias
	04 - James M. Follo	05 - Mindy Grossman	06 - Stephanie Kugelman
	07 - Arthur C. Martinez	08 - Thomas J. Mclnerney	09 - Matthew E. Rubel
10 - Ann Sarnoff

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain		For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2017;		☐	☐	☐	3. To approve, on an advisory basis, the compensation paid to our named executive officers;	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers;	☐	☐	☐	☐	5. To approve the 2017 Omnibus Incentive Plan; and	☐	☐	☐
6. To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — HSN, Inc.

Notice of 2017 Annual Meeting of Shareholders
1 HSN Drive, St. Petersburg, FL 33729
Proxy Solicited by Board of Directors for Annual Meeting — May 24, 2017, at 10:00 a.m Eastern Daylight Saving Time
Mindy Grossman and Rod R. Little, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HSN, Inc. to be held on May 24, 2017 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 5; and "3 Years" for Proposal 4.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted upon appear on reverse side.)

C	Non-Voting Items

Change of Address	— Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐